As filed with the Securities and Exchange Commission on November 8, 2011
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________

FORM S-1/A
Amendment No. 1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_______________

VITAMIN BLUE, INC.
(Exact Name of Registrant As Specified in Its Charter)

Delaware	4841	33-0858127
(State or Other Jurisdiction of Incorporation or Organization)	Primary Standard Industrial Classification Code Number	(IRS Employer Identification Number)

1005 West 18th Street
Costa Mesa, CA  92627
(949) 645-4592
(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

______________________

Frank D. Ornelas
Chief Executive Officer and President
Vitamin Blue, Inc.
1005 West 18th Street
Costa Mesa, CA  92627
(949) 645-4592
(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

____________________

Copies to:

Lawrence A. Muenz Esquire
2021 O Street NW
Washington, DC 20036
(202) 728-2909

(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

 (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE (1)

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Aggregate Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock to be offered for resale by selling shareholders	16,450,000	$.002	$32,900	$3.82

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o).  Our common stock is not traded on any national exchange, and, in accordance with Rule 457, the offering price was determined by the price shares were sold to our shareholders in private placement transactions.  The selling shareholders may sell shares of our common stock at a fixed price of $.002 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  The fixed price of $.002 has been determined as the selling price based upon the original purchase price paid by the selling shareholders of .002.  There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.
___________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  Selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2011

PROSPECTUS

VITAMIN BLUE, INC.

  Up to 16,450,000
  Shares
Common Stock
Offering Price:  $0.002 per share

This prospectus relates to the resale by the selling stockholders of up to 16,450,000 shares that were acquired directly from the Company in private offerings that were exempt from registration requirements of the Securities Act of 1933.  The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering.  We will pay the expenses of registering these shares.  We will not receive any proceeds from the sale of those shares.

Our common stock is not traded on any public market and, although we intend to request a market maker to apply to have our common stock quoted on the Over-The-Counter Bulletin Board (“OTCBB”) maintained by the Financial Industry Regulatory Authority (“FINRA”) upon the effectiveness of the registration statement of which this prospectus is a part, the market maker may not be successful in such application and our common stock may never trade in any market.

Selling stockholders will sell at a fixed price of $.002 per share until our common stock is quoted on the OTC Bulletin Board or another market and thereafter at prevailing market prices, or privately negotiated prices.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.  None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.  You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Investing in our securities involves risks. You should consider the risks that we have described in Risk Factors beginning on page 11 of this prospectus before buying our securities.

The date of this prospectus is November 8, 2011.

VITAMIN BLUE, INC.
TABLE OF CONTENTS

Page
Prospectus Summary	4
Risk Factors	8
Cautionary Note Regarding Forward-Looking Statements	14
Use of Proceeds	14
Determination of Offering Price	14
Dilution	14
Selling Shareholders	15
Dividend Policy	16
Plan of Distribution	16
Management’s Discussion and Analysis of Financial Condition and Results of Operations	17
Application of Critical Accounting Policies	21
Business	22
Management	27
Reports to Security Holders	29
Incorporation by Reference	30
Undertakings	30
Certain Relationships and Related Party Transactions	32
Security Ownership of Certain Beneficial Owners and Management	32
Description of Securities	32
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	35
Other Expenses of Issuance and Distribution	36
Recent Sales of Unregistered Securities	36
Exhibits and Financial Statements and Schedules	37
Legal Matters	37
Indemnification of Directors and Officers	36
Where You Can Find More Information	37

____________________

You should rely only on the information contained in this prospectus. Neither the selling stockholders nor we have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the selling stockholders nor we are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights basic information about us and this offering. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully before making an investment decision. When we use the words “Company,” “we,” “us” or “our company” in this prospectus, we are referring to Vitamin Blue, Inc., a Delaware corporation. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Our Company

Vitamin Blue, Inc. was incorporated in Delaware on May 25, 1999, under the name Under The Influence, Inc., our name was changed to Vitamin Blue, Inc., by amendment to the Certificate of Incorporation effective on May 3, 2007.  Our principal executive offices are located at 1005 West 18th Street, Costa Mesa, CA 92627 and our telephone number is (949) 645-4592.  This area of California is the hub of the surfing industry.  Vitamin Blue, Inc. designs, manufactures, and distributes surf wear (board shorts, t-shirts and fleece jackets) and surfing accessories (surf boards bags, roof rack pad and surf backpacks).  Our Company is focused on becoming a boardsport brand of long-term excellence by its commitment to producing innovative products of quality and athletic performance, and continuing to develop a good reputation with its retailers to deliver on time.  We are an authentic source for unique, functional and diverse surf products.

In pursuing a strategy of building and maintaining a strong foundation at the core surf market level, we have began the important first step in this strategy by distributing product to surfboard manufacturers and surf shops.  We intend to leverage this foundation by expanding product offerings and increasing brand penetration into the mainstream.  Our product distribution will extend into specialty stores and department stores.  In order to maintain long-term brand awareness we will continue to stay true to our surfing roots as an authentic source for surf products by supporting the core of the sport through sponsorship of athletes, competitions and other grassroots activities, thereby maintaining a strong foundation in the surf industry.

Utilizing the several part-time employees, each working approximately fifteen (15) hours per week, we manufacturer most of our surfing accessories and nearly all of our surfwear in-house.  Only the manufacturing of surfboard bags and the sewing of board shorts (surf trunks) are outsourced.

Total revenues decreased by $(1,288) to $47,952 for the six months ended June 30, 2011 compared to $49,240 for the prior period ended June 30, 2010. The overall decrease in revenues was due to the economic recession.

Our Industry

In the United States, surf/skate sales for 2010 exceeded $6.24 billion.  Approximately, twenty-nine percent (29%) of sales ($1.8 billion) occurred in the west coast.  The surf industry had shown substantial growth of 10 percent for the previous five years, according to the 2010 Surf Industry Manufacturers Association (SIMA) Distribution Study.  Sales are expected to grow steadily over the next several years.  Strong market growth can be attributed to a number of factors including the all time high popularity level of outdoor, individual extreme action sports among the general population, and benefits from shifting demographics, as the teenage population will grow faster than the rest of the population.  With over half of the world’s population under 25 years old, it is the largest teen population in history.  In addition, with the overall population pursuing a more physically active lifestyle than ever before, it is not uncommon for an entire family living in or near beach communities to surf together.  This sport has attracted new comers, from young sons and daughters to middle aged fathers and mothers.

Historically, the most frequent buyers of surfwear and surfing accessories were teenage and young adult males.  However, in recent years, the market has expanded to include surfwear for teenage girls, women, children and toddlers.

Distribution Channels

Vitamin Blue will cultivate a variety of distribution channels in order to make its products available to a large group of consumers.  The primary distribution efforts will focus on retail outlets in North America (U.S., Canada, and Mexico).  Next, the Company plans to penetrate Europe with an emphasis on France, United Kingdom, Spain, Italy, and Germany.  Finally, Vitamin Blue will continue to build on the success of its expansion by penetrating parts of other markets such as Japan and Australia.

Vitamin Blue intends to market to four types of retail outlets:  surfboard manufacturers, surf shops, specialty stores, and department stores.

Surfboard Manufacturers.  This retail outlet generally consists of single shops, where surfboards are designed, manufactured and marketed.  They are a genuine source for surfing accessories.  This distribution channel focuses on the core surf market and is essential in developing long-term growth potential.  Vitamin Blue surfing accessories are currently sold through this channel.

Surf Shops.  These are generally single to multiple shops located in or near beach cities.  They tend to be privately owned.  Surf shops also focus on the core surf market and provide an authentic retail source for complete lines of surfwear and surfing accessory products.  This distribution channel is also vital in building long-term growth potential.  The complete line of Vitamin Blue products (surfwear and surfing accessories) is distributed through this channel.

Specialty Stores.  This type of retail outlet generally consists of single, regional, and nationwide stores, and tends to be located in or near beach or resort communities, shopping centers, and shopping malls.  Specialty stores distributing surf products are primarily tourist/vacation shops, sporting good stores (i.e., Sports Chalet, Inc. –SPCHB), and regional and national retail stores (i.e., Pacific Sunwear of California-PSUN and Zumiez, Inc.-ZUMZ).  This distribution channel emphasizes the mainstream market.  Vitamin Blue intends to use this type of retail outlet to distribute its surfwear.

Department Stores.  This type of retail outlet generally has stores located nationwide.  They are often located in shopping malls.  Such stores may include Bloomingdale’s, Macy’s, Saks Fifth Avenue and Nordstrom.  This distribution channel also concentrates on the mainstream market.  Vitamin Blue intends to use this type of retail outlet to distribute its surfwear.

Our Products and Solutions

Currently, Vitamin Blue distributes the majority of its products through surfboard manufacturers and surf shops.  These distribution channels are the authentic source for surf products and therefore important in enhancing long-term growth potential, and serve as the primary cornerstone of Vitamin Blue’s brand building positioning.

Company Strategy

Vitamin Blue intends to become a brand of long-term excellence and a leader in the surf industry by offering innovative quality products, exceptional service, timely delivery, and aggressive grassroots marketing and word-of-mouth and print advertising.

The key points of the Company’s strategy are:

•	Continue to build an authentic surf brand of excellence for the Vitamin Blue name.

•	Focus on five core elements: product, quality, image, distribution, and delivery

•	Continue to establish and maintain long standing relationships with surfboard manufacturers and surf shops. Expand product distribution into specialty stores and department stores.

•	Build the business infrastructure necessary to support the Company’s planned growth.

•	Continue the aggressive grassroots marketing strategy.

Our Strengths

We believe that our strengths, critical to our success as an up and coming brand in the surfwear and accessories industry, lie in our core competency to manufacture our products in-house helping to ensure reliable, timely and continuous delivery of our surfing accessories to our customers.

Our in-house manufacturing capacity allows us to respond ahead of our competition to new and developing market segments.

Corporate Information

We were incorporated in Delaware on May 25, 1999 and commenced business shortly thereafter in June 1999.  Frank D. Ornelas is our President, Treasurer, Director and Chief Executive Officer.

Our principal executive offices are located at 1005 West 18th Street, Costa Mesa, CA 92627 and our telephone number is (949) 645-4592. Our website is www.vitaminblue.com. Our Code of Conduct as well as our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports, are filed with the Securities and Exchange Commission (”SEC”), are available to you free of charge through the Investor Relations Department of the Company upon request.  The other information contained in our website is not a part of this Prospectus.

The Offering

Selling Stockholders:
The selling stockholders named in this Prospectus are existing stockholders of Vitamin Blue, Inc., who purchased shares of our common stock in private placement transactions that were exempt from the registration requirements of the Securities Act of 1933.  See “Selling Stockholders”.

Offering Price:

The selling stockholders may sell shares of our common stock at a fixed price of $.002 per share until shares of our common stock are quoted on the OTC Bulletin Board or are quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices.  We intend to seek to have our common stock quoted on the OTC Bulletin Board upon the effectiveness of this registration statement and approval by FINRA of an application on Form 211 to be submitted by the market maker that will attempt to create a market in the Company’s common stock.  But we cannot provide any assurance that our common stock will ever be quoted on the OTC Bulletin Board or traded on any securities exchange.  Due to the offering price of $.002, investors wishing to purchase shares from the selling shareholders through a broker/dealer transaction will have to consider the relative high transaction costs when purchasing a small number of shares.

Minimum Number of Shares to be Sold In this Offering:	None

Common Stock offered	Up to 16,450,000 of our $.0001 par value common stock

Common Stock outstanding before and after this offering	526,525,000 shares

Use of proceeds
We are not selling any shares of Common Stock in this offering and therefore will not receive any proceeds.  The sale proceeds of each selling stockholder’s Common Stock belongs to the selling stockholder.

Risk Factors	See “Risk Factors” beginning on page 11 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

There is no trading market for our common stock.  We intend to seek to have our common stock quoted on the OTC Bulletin Board upon the effectiveness of this registration statement and approval by FINRA of an application on Form 211 to be submitted by the market maker that will attempt to create a market in the Company’s common stock. The selling stockholders will sell at a fixed price of $.002 per share until our common stock is quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices, or privately negotiated prices.

Equity ownership of the Company currently consists of 526,525,000 shares of common stock representing all issued and outstanding stock.  Frank D. Ornelas, President, Treasurer, Director and Chief Executive Officer, and Veronica C. Ornelas, Vice President and Secretary, each own 510,000,000 and 75,000 shares of common stock, respectively, and 16,450,000 shares of common stock are owned by various outside shareholders

The Company will likely be required to sell additional equity shares, quite possibly of a different class and priority, so as to secure the desired equity required by the Company’s business plan.  Issuance of such additional equity will very likely cause substantial dilution to the interests of the holders of the Common Stock.  There can be no assurance that such additional equity funds can be obtained and, if so, whether the same will be available on favorable terms.

Selected Financial Information

The table below summarizes our audited financial statements for the fiscal years ended December 31, 2010 and 2009 and our unaudited financial statements for the six months ended June 30, 2011 and 2010.

Balance Sheet Summary:

	For the Six Months	For the Years
	Ended June 30,	Ended December 31,
Balance Sheet	2011 (Unaudited)	2010 (Audited)	2009 (Audited)
Cash and Cash Equivalents	$1,813	$1,830	$1,077
Total Assets	$25,876	$23,259	$32,399
Total Liabilities	$427,080	$364,214	$244,365
Total Stockholders’ Equity (Deficit)	$(401,204)	$(340,955)	$(211,966)

Statement of Operations Summary:

	For the Six Months		For the Years
	Ended June 30,		Ended December 31,
	2011 (Unaudited)	2010 (Unaudited)	2010 (Audited)	2009 (Audited)
Revenue	$47,952	$49,240	$112,947	$131,817
Net Income (Loss)	$(105,009)	$(37,794)	$(157,948)	$(108,477)
Net Earnings (Loss) Per Share of Common Stock, basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Our operations are located 1005 West 18th Street, Costa Mesa, CA 92627-4557, (949) 645-4592.

We have operated at a loss since our inception, and we cannot assure you that we will operate at a profit in the future.  Because we have operated at loss, we have relied upon a private placement of common stock to fund our operations since our inception, and must continue to rely on debt or equity investments until we operate profitably, if ever.

Our auditor’s report dated May 26, 2011 on our financial statements for the year ended December 31, 2010 and 2009 included a going concern qualification which stated that there was substantial doubt as to our ability to continue as a going concern.  We continue to be undercapitalized because of our continued losses from operations and do not have sufficient financial resources to meet the anticipated costs of expanding our distribution channels.  Accordingly, we will need to obtain additional financing in order to complete our plan of operation and meet our current obligations as they come due.  However, there is no assurance that suitable financing can be found at all or on terms acceptable to us.

RISK FACTORS

Our business, industry and common stock are subject to numerous risks and uncertainties.  Any of the following risks, if realized, could materially and adversely affect our revenues, operating results, profitability, financial condition, prospect for future development, growth and overall business, as well as the value of our common stock.

INVESTMENT IN THE COMPANY IS HIGHLY SPECULATIVE, SUBJECT TO NUMEROUS AND SUBSTANTIAL RISKS, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY.  THE SHARES ARE SUITABLE ONLY AS AN INVESTMENT FOR THOSE WHO ARE ABLE TO AFFORD A COMPLETE LOSS OF THEIR INVESTMENT.  THEREFORE, PROSPECTIVE SUBSCRIBERS SHOULD CAREFULLY CONSIDER THE RISK FACTORS RELATING TO THE PROPOSED ACTIVITIES OF THE COMPANY AND THE PURCHASE OF ITS SHARES, INCLUDING THOSE CERTAIN RISK FACTORS DISCUSSED BELOW, AND SHOULD CONSULT THEIR LEGAL, TAX AND BUSINESS ADVISORS.

Any investment in our common stock involves a high degree of risk.  Prospective investors should carefully consider the following information about these risks, together with the other information contained in this Report, before they decide whether to buy any shares.  If any of the following risks occur, the business, and the results of operations and financial condition, would likely suffer.

The risks and uncertainties described below are not the only ones we face.  Additional risks and uncertainties, including those not presently known to us or that we presently deem immaterial, may also result in decreased revenue, increased expenses, or other events that could result in a decline in the price of the common stock.

LIMITED OPERATING HISTORY WITH PRIOR LOSSES

We have limited operating history and results; prior losses and no independent operations.  The accumulated net losses since inception on May 25, 1999 to June 30, 2011 have amounted to $536,451. There can be no assurance as to when or whether we will be able to achieve sustained and growing operating revenues.  If operating revenues are achieved, there can be no assurance they can be sustained.  For additional information please refer to our financial statements with notes that appear elsewhere in this Report.

RISKS RELATED TO OUR BUSINESS

We can give no assurance that a sufficient level of sales will be attained by us in our operations within the foreseeable future, which will enable us to fund our business and undertake our expansion plans.  We may face unbudgeted costs, delays and difficulties’ executing our business plan, as is frequently encountered by similarly situated companies.  We are aware that there may be changes in economic, regulatory or competitive conditions that may lead to increased costs.  All of these factors may culminate in circumstances that could make funds generated by our operations insufficient to fund our cash requirements for the next twelve months and beyond.  We may determine that it is in our best interests to expand more rapidly than currently intended, in which case we will need additional financing.

The Company may in the future be required to pursue additional securities offerings publicly or privately to finance unanticipated capital costs and working capital needs and potential expansion.  These offerings may be made from time-to-time over an indefinite period and will result in a dilution of the shareholders’ interest prior to the offering.  Operations thereafter may depend upon the level of business revenues and the continued availability of investment capital.  If operating revenues are insufficient to continue the Company’s operations, additional funds will have to be raised through loans or other financing, and there can be no assurance that any such financing will be obtained on favorable terms, if at all.

The Company shall have the right to issue, in the aggregate, a number of shares equal to the difference between the number of issued and outstanding shares and the number of shares authorized by its Certificate of Incorporation.

Any new issuance of equity stock of the Company will have the effect of diluting the percentage interest of a shareholder for purposes of allocations of equity and distributions.

Additional financing may not be available when needed or may not be available on terms acceptable to us.  If additional funds are raised by issuing equity securities, stockholders may incur dilution.  If adequate financing is not available, we may be required to delay, scale back or eliminate one or more of our product development programs or otherwise limit the development and marketing of our products, which could materially and adversely affect our business, results of operation and financial condition.

Our Independent Registered Accountants’ Report states that there is a substantial doubt that we will be able to continue as a going concern

Our independent registered public accountants, state in their audit report, that the Company does not generate significant revenue, and has negative cash flows from operations, which raise substantial doubt about the Company’s ability to continue as a going concern.  The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusion.

Our future operating results are likely to fluctuate.

Our quarterly and annual operating revenues, expenses and operating results may fluctuate due to a variety of factors, many of which are beyond our control, including:

•	The timing of orders from, and shipments to, significant customers
•	The timing of new product introductions by us or our competitors
•	Variations in the mix of products sold by us or our competitors
•	The timely payment of our invoices
•	Possible decreases in average selling prices of our products in response to competitive pressures
•	Market acceptance for new lines of our products
•	Fluctuations in general economic conditions

Due to all of the foregoing factors, we do not believe that period-to-period comparisons of our historical results of operations are indications of future performance.  Furthermore, it is possible that in some future quarters our results of operations may fall below the expectations of securities analysis and investors.  In such event, the price of our stock, when trading and listed, will likely be materially and adversely affected.

We are and will continue to be dependent upon key personnel

We depend to a significant extent upon our President, Frank D. Ornelas and we will depend upon new and additional senior management, sales and marketing personnel.  The competition for such personnel is intense.  Our growth and future success will depend to a large extent on our ability to attract and retain highly qualified personnel.  We do not have employment agreements with our President.  The loss of our President or the inability to hire or retain qualified personnel could have a material adverse effect upon our business and operating results.  In addition, if we are unable to hire additional personnel as needed, we may not be able to adequately manage our operations or implement our plans for expansion growth.  We may not be able to attract and retain the qualified personnel necessary for the development of our business which would have a material adverse effect on our business, products and services and our business operating results, and financial condition.

Our President and Chief Executive Officer is not covered by an employment contract and he can terminate his relationship with us at any time.  He is not subject to non-competition agreements which would survive termination of employment.  We do not have “key person” insurance coverage for the loss of services of Mr. Ornelas.

Our operations have been and will continue to be dependent on the efforts of Frank D. Ornelas, our President, Chief Executive Officer and Treasurer and the sole member of our Board of Directors.  The development of our products and services, as well as the development of improvements to our products and services is dependent on retaining the services of qualified personnel who were involved in the development of our products and services.  The loss of key management, the inability to secure or retain such key personnel with unique knowledge of our products and services and the technology and programming employed as part of our products and services, or an inability to attract and retain sufficient numbers of other qualified personnel would adversely affect our business, products, and services and could have a material adverse effect on our business, operating results, and financial condition.

Our President and Chief Executive Officer has no experience in managing a public company

Our President and Chief Executive Officer has no previous experience in managing a public company, and we do not have any employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees.  During the course of our testing, we may identify other deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404.  In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.  Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud.  If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

We are subject to substantial competition.

We are subject to significant competition that could harm our ability to win business and increase the price pressure on our products. We face strong competition from a wide variety of firms, including large, firms. Most of our competitors have considerably greater financial, marketing and technological resources than we do, which may make it difficult to win new mandates and we may not be able to compete successfully. Certain competitors operate larger facilities and have longer operating histories and presence in key markets, greater name recognition and larger customer bases. As a result, these competitors may be able to adapt more quickly changes in customer requirements. They may also be able to devote greater resources to the promotion and sale of their products. Moreover, we may not have sufficient resources to undertake the continuing research and development necessary to remain competitive.

Our business is concentrated in few customers.

For the year ended December 31, 2010, the Company had two customers who represented approximately 14% and 11%, respectively, of total revenues. For the year ended December 31, 2009, the Company had two customers who represented approximately 12% and 11%, respectively, of total revenues.  As a result of the Company's concentration of its customer base, the loss or cancellation of business from, or significant changes in scheduled deliveries of product sold to the above customers or a change in their financial position could materially and adversely affect the Company's consolidated financial position, results of operations and cash flows.

We expect to make, strategic acquisitions and investments, and these activities involve risks and uncertainties.

In pursuing our business strategies, we continually review, evaluate and consider potential investments and acquisitions. In evaluating such transactions, we are required to make difficult judgments regarding the value of business opportunities, technologies and other assets, and the risks and cost of potential liabilities. Furthermore, acquisitions and investments involve certain other risks and uncertainties, including the difficulty in integrating newly-acquired businesses, the challenges in achieving strategic objectives and other benefits expected from acquisitions or investments, the diversion of our attention and resources from our operations and other initiatives, the potential impairment of acquired assets and the potential loss of key employees of the acquired businesses.

Unanticipated changes in our tax provisions or exposure to additional income tax liabilities could affect our profitability.

We are subject to income taxes in the United States. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Furthermore, changes in domestic or foreign income tax laws and regulations, or their interpretation, could result in higher or lower income tax rates assessed or changes in the taxability of certain sales or the deductibility of certain expenses, thereby affecting our income tax expense and profitability. Although we believe our tax estimates are reasonable, the final determination of tax audits could be materially different from our historical income tax provisions and accruals. Additionally, changes in the geographic mix of our sales could also impact our tax liabilities and affect our income tax expense and profitability.

Risks Related to our Common Stock

Currently, there is no public market for our Common Stock, and there can be no assurance that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it will probably be subject to significant price fluctuations.

As of the filing date of this Report, there has not been any established trading market for our common stock, and there is currently no public market whatsoever for our common stock.  We intend to work with a market maker to file an application with FINRA so as to be able to quote the shares of our common stock on the OTC Bulletin Board (“OTCBB”) maintained by FINRA.  There can be no assurance as to whether such market maker will file the application or if that application will be accepted by FINRA.  We are not permitted to file such application on our own behalf.  If the application is accepted, there can be no assurances as to whether any market for our common stock will develop or the prices at which our common stock will trade.  If the application is accepted, we cannot predict the extent to which investor interest in us will result in the development of an active, liquid trading market.  Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, it is probable that our common stock will not be followed by any market analysts, and there may be few institutions acting as market makers for our common stock.  Either of these factors could adversely affect the liquidity and trading price of our common stock.  Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades will probably fluctuate significantly.  Prices for our common stock will be determined in the market and may be influenced by many factors, including the depth and liquidity of the market for our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these RISK FACTORS, investor perception, and general economic and market conditions.  No assurance can be given that an orderly or liquid market will develop for our common stock.  Because of the anticipated low price of our common stock, many brokerage firms may not be willing to effect transactions in our common stock.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 900,000,000 shares of common stock.  At present, there are 526,525,000 shares of our common stock issued and outstanding.  Our Board of Directors has the authority to cause us to issue additional shares of common stock without consent of any of our stockholders.  Consequently, our stockholders may experience more dilution in their ownership of our common stocks in the future. As our officers and directors own a significant percentage of our issued and outstanding common stock, any future sales of their shares may result in a decrease in the price of our common stock and the value of our stockholders’ investments.  Our President, Chief Executive Officer and sole director, currently owns 510,000,000 shares of the total of 526,525,000 issued and outstanding shares of our common stock, or 96.9% of our total outstanding shares of our common stock.

The possibility of future sales of significant amounts of shares held of our common stock by our officers and directors could decrease the market price of our common stock, if the market does not orderly adjust to the increase in shares of our common stock in the market.  In such event, the value of your investment in us will decrease.

If a market develops for our common stock, sales of our common stock may reduce prices in that market by a material amount.

Once the shares offered under this Prospectus are registered pursuant to the Securities Act of 1933, as amended, they may be sold on whatever market the common stock is traded on thereby potentially putting downward pressure on the price of the stock.

Any trading market that may develop may be restricted because of state securities “Blue Sky” laws which prohibit trading absent compliance with individual state laws.

These restrictions may make it difficult or impossible to sell our common stock in those states.  There is no public market for our common stock and there can be no assurance that any public market will develop in the foreseeable future.  Transfers of our common stock may, also, be restricted under the securities laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws.  Absent compliance with such laws, our common stock may not be traded in such jurisdictions.  Because the shares of our common stock registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase such shares in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell and purchasers to purchase such shares.  These restrictions prohibit the secondary trading our common stock.  Investors should consider the secondary market for our securities to be limited.

We may acquire other companies or product lines

We may pursue acquisitions that could provide new products or businesses.  Future acquisitions may involve the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt or amortization of expenses related to good will and other intangible assets.

In addition, acquisitions involve numerous risks, including:

Difficulties in the assimilation of the operations, products and personnel of the acquired company.
The diversion of management’s attention from other business concerns
Risks of entering markets in which we have no or limited prior experience
The potential loss of key employees of ours or of the acquired company

We currently have no commitments with respect to any acquisition.  In the event that such an acquisition does occur and we are unable to successfully integrate businesses, products, or personnel that we acquire, our business, results of operations and financial condition could be materially adversely affected.

Because our President and Chief Executive Officer and sole director, Frank Ornelas owns 96.9% of our outstanding common stock, investors may find that corporate decisions controlled by Mr. Ornelas are inconsistent with the interests of other stockholders.

Frank Ornelas, our President and Chief Executive Officer and sole director, controls 96.9% of our issued and outstanding shares of common stock.  Accordingly, in accordance with our Certificate of Incorporation and Bylaws, Mr. Ornelas Is able to control who is elected to our Board of Directors and thus could act, or could have the power to act, as our management.  Since Mr. Ornelas is not simply a passive investor, but is also our sole officer, his interests as an executive officer may, at times, be adverse to those of passive investors.  Where those conflicts exist, our shareholders will be dependent upon Mr. Ornelas exercising, in a manner fair to all of our shareholders his fiduciary duties as an officer or as a member of our Board of Directors.  Also, due to his stock ownership position, Mr. Ornelas will have:  (i) the ability to control the outcome of most corporate actions requiring stockholder approval, including amendments to our Certificate of Incorporation; (ii) the ability to control corporate combinations or similar transactions that might benefit minority stockholders which may be rejected by Mr. Ornelas to their detriment, and (iii) control over transactions between him and Mr. Ornelas.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to report accurately our financial results. This could have a material adverse effect on our share price.

Effective internal controls are necessary for us to provide accurate financial reports. We are in the process of documenting and testing our internal control procedures to satisfy the requirements of Section 404 of the Sarbanes Oxley Act of 2002 and the related rules of the SEC, which require, among other things, our management to assess annually the effectiveness of our internal control over financial reporting.  During the course of this documentation and testing, we may identify significant deficiencies or material weaknesses that we may be unable to remediate before the deadline for those reports.

There can be no assurance that we will maintain adequate controls over our financial processes and reporting in the future or that those controls will be adequate in all cases to uncover inaccurate or misleading financial information that could be reported by members of management. If our controls failed to identify any misreporting of financial information or our management or independent registered public accounting firm were to conclude in their reports that our internal control over financial reporting was not effective, investors could lose confidence in our reported financial information and the trading price of our shares could drop significantly. In addition, we could be subject to sanctions or investigations by the stock exchange upon which our common stock may be listed, the SEC or other regulatory authorities, which would require additional financial and management resources.

Volatility of our stock price could adversely affect stockholders.

The market price of our common stock could fluctuate significantly as a result of:

•	quarterly variations in our operating results;
•	cyclical nature of consumer spending;
•	interest rate changes;
•	changes in the market’s expectations about our operating results;
•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;
•	changes in financial estimates and recommendations by securities analysts concerning our company or the defense industry in general;
•	operating and stock price performance of other companies that investors deem comparable to us;
•	news reports relating to trends in our markets;
•	changes in laws and regulations affecting our business;
•	material announcements by us or our competitors;
•	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur;
•	general economic and political conditions such as recessions and acts of war or terrorism; and
•	other matters discussed in the risk factors.

Fluctuations in the price of our common stock could contribute to the loss of all or part of an investor’s investment in our company.

We currently do not intend to pay dividends on our common stock and consequently your only opportunity to achieve a return on your investment is if the price of common stock appreciates.

We currently do not plan to declare dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. Agreements governing future indebtedness will likely contain restrictions on our ability to pay cash dividends. Consequently, your only opportunity to achieve a return on your investment in the common stock of our company will be if the market price of our common stock appreciates and you sell your common stock at a profit.

In addition, we intend to retain earnings, if any, to provide funds for the implementation of our business plan.  We intend not to declare or pay any dividends in the foreseeable future.  Therefore, there can be no assurance that holders of our common stock will receive any additional cash, stock or other dividends on their shares of our common stock until we have funds which our Board of Directors determines can be allocated to dividends.  Investors that require liquidity should also not invest in our common stock.  There is no established trading market and should one develop it will likely be volatile and subject to minimal trading volumes.

Provisions in our certificate of incorporation and bylaws or Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our stock.

Our certificate of incorporation and bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions:

provide that only our board of directors shall determine the number of directors and can fill vacancies on the board of directors;
authorize the issuance of “blank check” preferred stock that our board of directors could issue to increase the number of outstanding shares and to discourage a takeover attempt;
limit the ability of our stockholders to call special meetings of stockholders;
prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;
provide that the board of directors is expressly authorized to adopt, amend, or repeal our bylaws; and

In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control of our company.

These and other provisions contained in our amended and restated certificate of incorporation and bylaws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove our current management or approve transactions that our stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

Risk Factor Related to Controls and Procedures

The Company has limited segregation of duties amongst its employees with respect to the Company's preparation and review of the Company's financial statements due to the limited number of employees, which is a material weakness in internal controls, and if the Company fails to maintain an effective system of internal controls, it may not be able to accurately report its financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in the Company's financial reporting which could harm the trading price of the Company's stock.

The Company and its independent public accounting firm have identified this as a material weakness in the Company's internal controls. The Company intends to remedy this material weakness by hiring additional employees and reallocating duties, including responsibilities for financial reporting, among the employees as soon as there are sufficient resources available. However, until such time, this material weakness will continue to exist.

MARKET FOR COMMON STOCK

We anticipate our common stock being quoted on the OTCBB, which may result in limited liquidity and the inability of our stockholders to maintain accurate price quotations of our common stock.

Until our common stock qualifies for inclusion in the NASDAQ system, if ever, the trading of our common stock, if any, will be in the over-the-counter market, which is commonly referred to as the OTCBB, as maintained by FINRA.  As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock.

PENNY STOCKHOLDERS

Any market that develops for our common stock will be subject to the penny stock restrictions, which will create a lack of liquidity and make trading difficult or impossible.

SEC Rule 15g-9 (as most recently amended and effective on September 12, 2005) establishes the definition of a “penny stock,” for purposes relevant to us, as an equity security that has a market price of less than $5.00 per share for with an exercise price of less than $5.00 per share, subject to a limited number of exceptions.  It is probable that our common stock will be considered to be penny stocks for the immediately foreseeable future.  This classification severely and adversely affects the market liquidity for our common stock.  For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker-dealer approve a person’s account for transactions in penny stocks, and the broker-dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

To approve a person’s account for transactions in penny stocks, the broker-dealer must obtain financial information, investment experience and objectives of that person and make a reasonable determination that transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks

The broker-dealer must, also, deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•	The basis on which the broker-dealer made the suitability determination, and

•	That the broker-dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealer may desire to not engage in the necessary paperwork and disclosures and encounter difficulties in their attempt to sell our common stock, which may affect the ability of the selling shareholders or other holders to sell our common stock in the secondary market and have the effect of reducing trading activities in the secondary market of our common stock.  These additional sales practice and disclosure requirements could impede the sale of our common stock, if and when our common stock becomes publicly traded.  In addition, the liquidity of our common stock may decrease, with a corresponding decrease in the price of our common stock.  Our common stock, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, quite probably, have difficulty selling our common stock.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

We believe that some of the information contained in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “expect,” “project,” “anticipate,” “contemplate,” “believe,” “estimate,” “intend,” “plan,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors and cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in our forward-looking statements, including among other things:

•	our ability to realize the full amount of revenues reflected in our backlog;

•	our reliance on certain suppliers;

•	intense competition and other risks associated with the surfing industry in general; and

•	other matters discussed in the Risk Factors.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual future results to differ materially from those projected or contemplated in the forward-looking statements.

All forward-looking statements included herein attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and elsewhere in this prospectus. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. You should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this prospectus could have a material adverse effect on us.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling stockholders.  We are registering 16,450,000 of our 526,525,000 currently outstanding shares of our common stock for resale to provide the holders thereof with tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell shares of our common stock at a fixed price of $.002 per share until shares of our common stock are quoted on the OTC Bulletin Board or are quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices.  Our common stock is not now, nor has ever been, traded on any market or securities exchange and we have not applied for listing or quotation on any public market.  We cannot provide our investors with any assurance that our common stock will ever be quoted on the OTC Bulletin Board or traded on any exchange.  The offering price of $.002 per share has been determined arbitrarily and does not have any relationship to any established criteria of value, such as book value or earnings per share.   Additionally, because we have a limited operating history and have not generated any material revenues to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us.  No valuation or appraisal has been prepared for our business and potential business expansion.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing stockholders.

SELLING SHAREHOLDERS

All shares of our common stock offered under this prospectus are being offered by selling shareholders and may be sold from time to time for the account of the selling stockholders named in the following table.  The table also contains information regarding each selling stockholder’s beneficial ownership of shares of our common stock as of November 8, 2011.

SELLING SECURITY HOLDER AND RELATIONSHIP TO THE COMPANY OR ITS AFFILIATES, IF ANY	SHARES OWNED (NUMBER AND PERCENTAGE*) BEFORE OFFERING		SHARES OFFERED	SHARES OWNED (NUMBER AND PERCENTAGE) AFTER OFFERING
James Ming Yeung (1)	26,273,597	4.99%	15,000,000	- 0 -	0%
Expressions Apparel, Corp.	50,000	0.01%	50,000	- 0 -	0%
Christopher W. Bauer	75,000	0.01%	75,000	- 0 -	0%
Joann P. Bauer	75,000	0.01%	75,000	- 0 -	0%
Dr. Edmond H. Henken	50,000	0.01%	50,000	- 0 -	0%
Dr. Tamara R. Henken	50,000	0.01%	50,000	- 0 -	0%
Patrick A. Reardon	50,000	0.01%	50,000	- 0 -	0%
Sarah Aspel	50,000	0.01%	50,000	- 0 -	0%
Perry C. Faanes	50,000	0.01%	50,000	- 0 -	0%
Terry Senate	75,000	0.01%	75,000	- 0 -	0%
Mark Gaudio	50,000	0.01%	50,000	- 0 -	0%
Jeremy Robert Wilson	50,000	0.01%	50,000	- 0 -	0%
Michael Zippi	50,000	0.01%	50,000	- 0 -	0%
Joyce J. Sun	50,000	0.01%	50,000	- 0 -	0%
Ralph Lemar	50,000	0.01%	50,000	- 0 -	0%
N. Dayle Ervin	50,000	0.01%	50,000	- 0 -	0%
Ian L. Wynne	50,000	0.01%	50,000	- 0 -	0%
Lavinia Crump	50,000	0.01%	50,000	- 0 -	0%
John S. Crump	50,000	0.01%	50,000	- 0 -	0%
Francisco Ornelas	75,000	0.01%	75,000	- 0 -	0%
Keith Nehls	50,000	0.01%	50,000	- 0 -	0%
Ed Talbot	50,000	0.01%	50,000	- 0 -	0%
Jose Angel Amigon	100,000	0.02%	100,000	- 0 -	0%
Angel Amigon	50,000	0.01%	50,000	- 0 -	0%
Glenn Kennedy	50,000	0.01%	50,000	- 0 -	0%
Sean C. Weber	100,000	0.02%	100,000	- 0 -	0%

(1)
James Ming Yeung and Carlthon Corp. and Casprey Capital Corp., both entities wholly owned by Mr. Yeung, hold convertible promissory notes that are convertible in the common stock of the Company. However, Mr. Yeung holds these common stock shares beneficiary as he and/or his affiliates may convert these notes within sixty (60) days of the date of this table.  None of the shares offered in this Prospectus are shares that were issued pursuant to the conversion of the convertible promissory notes.  However, pursuant to the terms of the convertible promissory notes, Mr. Yeung and his affiliates, in the aggregate, may not convert these notes if such conversion would result in Mr. Yeung or his affiliates holding more than 4.99% of the outstanding common stock of the Company.  Mr. Yeung is not a broker/dealer or an affiliate of a broker/dealer.

None of the Selling Shareholders have held any position, office, or have had any other material relationship within the past three years with the Company or any of its predecessors or affiliates.

DIVIDEND POLICY

We have not paid any dividends on our common stock to date and do not anticipate paying any dividends in the foreseeable future. We intend to retain future earnings, if any, in the operation and expansion of our business. Any future determination to pay cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors deemed relevant. Investors should not purchase our common stock with the expectation of receiving cash dividends.
PLAN OF DISTRIBUTION

We are registering shares of our common stock on behalf of the selling shareholders.  The selling shareholders will offer and sell the shares of our common stock to which this prospectus relates for their own accounts.  We will not receive any proceeds from the sale of those shares.  We will pay all reasonable fees and expenses in connection with the registration of those shares.  Fees and expenses of any attorneys or other advisors retained by the selling shareholders in connection with the registration will be paid by the selling shareholders.

The selling stockholders may offer their shares of our common stock at various times in one or more of the following transactions:

•	On any market that might develop;

•	In transactions other than market transactions;

•	By pledge to secure debts or other obligations;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

•	In a combination of any of the above.

The selling stockholders will sell their shares of common stock registered hereby at a fixed price of $.002 per share until our common stock is quoted on the over-the-counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  To comply with the securities laws of certain states, if applicable, those shares may be sold only through registered or licensed broker-dealers.

The selling stockholders may use broker-dealers to sell our common stock.  If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of such shares for whom they have acted as agents.  To date, no discussions have been held or agreements reached with any broker-dealers.

If any of the selling shareholders enter into an agreement after the effectiveness of this registration statement to sell all or a portion of their shares of our common stock to a broker-dealer as principal and that broker-dealer is acting as underwriter, we will file a post-effective amendment to this registration statement identifying that broker-dealer, providing the required information regarding the plan of distribution, revising disclosures in this registration statement, as required, and filing a copy of that agreement as an exhibit to this registration statement.

Any broker-dealers who act in connection with the sale of the shares of our common stock registered hereby hereunder will be deemed to be “underwriters” of this offering within the meaning of the Securities Act of 1933, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

The selling shareholders and any purchases of our common stock should be aware that any market that develops for our common stock will be subject to “penny stock” restrictions.

We will pay all expenses incidents to the registration, offering and sale of the shares of our common stock subject to this prospectus, other than commissions or discounts of underwriters, broker-dealers or agents.

The offering of our common stock contemplated by this prospectus will terminate on the earlier of the:

(a)	date on which the shares of our common stock are eligible for resale without restriction pursuant to Rule 144 under the Securities Act of 1933, or

(b)	date on which all shares of our common stock offered by this prospectus have been sold by the selling stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion should be read in conjunction with our consolidated financial statements and the notes thereto included in this prospectus, as well as the other sections of this prospectus, including “Risk Factors” and “Description of Business.” This discussion contains a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this prospectus. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results may differ materially.

Overview

Vitamin Blue, Inc. designs, manufactures, and distributes surf wear and surfing accessories.  Our Company is focused on becoming a board sport brand of long-term excellence by its commitment to producing innovative products of quality and athletic performance, and continuing to develop a good reputation with its retailers to deliver on time.  Vitamin Blue, Inc. is an authentic source for unique, functional and diverse surf products.

In pursuing a strategy of building and maintaining a strong foundation at the core surf market level, we have began the important first step in this strategy by distributing product to surfboard manufacturers and surf shops.  We intend to leverage this foundation by expanding product offerings and increasing brand penetration into the mainstream. Our product distribution will extend into specialty stores and department stores.  In order to maintain long-term brand awareness Vitamin Blue, Inc. will continue to stay true to its surfing roots as an authentic source for surf products by supporting the core of the sport through sponsorship of athletes, competitions and other grassroots activities, thereby maintaining a strong foundation in the surf industry.

We manufacturer most of our surfing accessories and nearly all of its surf wear in-house.  Only the manufacturing of surfboard bags and the sewing of board shorts (surf trunks) are outsourced.

The primary focus of Vitamin Blue (the “Company”) is surf wear and surfing accessories. The Company began operations in 1999 and is located in Costa Mesa, Orange County, California, the epicenter of board sports culture.

Vitamin Blue has launched product lines annually beginning in the summer of 2000.  The Company has concentrated its sales and marketing efforts along the entire coastline of California, into northern Baja California (Mexico), Hawaii and the Eastern coastline.  Initial distribution has centered on surfboard manufacturers and surf shops (the core surf market).

Vitamin Blue’s strategy is to build brand recognition in the core surf market with the aim of enhancing long-term growth potential. The Company intends to leverage the brand by expanding product offerings that appeal to board sport participants and increasing brand penetration into the mainstream to attract those who affiliate themselves with the action sports lifestyle. Distribution will extend to include specialty stores and department stores. Vitamin Blue will maintain its image by staying true to its surfing roots through the sponsorship of athletes, competitions, and other grassroots activities.

Results of Operations: Comparison of Fiscal 2010 and 2009

Generally, we anticipate that our operating costs and expenses will increase in the future to support a higher level of revenues. Increased costs will be attributable to increased personnel, principally sales personnel and support staff for our infrastructure and increased marketing expenditures to promote our products.  In addition, as a public reporting entity, compliance with Securities and Exchange Commission and Sarbanes-Oxley regulations will increase our general and administrative costs.

We had a loss from operations in each of the last two fiscal years.

Overview and Plan of Operation

Results of Operations 2010 Compared to 2009

Total revenues decreased $(18,870) to $112,947 for the year ended December 31, 2010 compared to $131,817 for the prior year ended December 31, 2009. Revenues decreased due to the economic recession that caused the Company to sell fewer units, but has not resulted in lower prices or an increase in the return of merchandise.

Cost of sales decreased $(14,897) to $85,581 for the year ended December 31, 2010 compared to $100,478 for the prior year ended December 31, 2009.  The gross profit decreased $(3,973) to $27,366 for the year ended December 31, 2010 compared to $31,339 for the same period in 2009.  The decrease is attributed to a reduction in the purchase of inventory due to lower sales.

Operations, including marketing, selling and general and administrative expenses for fiscal 2010 decreased $(4,137) to $122,331 from $126,468 for fiscal 2009. The decrease in operating expenses resulted primarily from lower audit and accounting fees incurred in the current period.

Interest expense for fiscal 2010 totaled $56,227 an increase of $44,715 over fiscal 2009.  The increase in interest expense resulted from increased borrowing during 2010.

Net loss for fiscal 2010 was $(157,948) as compared to a net loss of $(108,477) for fiscal 2009.

Liquidity and Capital Resources

At December 31, 2010, we had an accumulated deficit of $(431,442), and we expect to incur additional losses in the foreseeable future. While we have funded our operations since inception through investor and related party loans and through collection of our accounts receivable, there can be no assurance that adequate financing will continue to be available to us and, if available, on terms that are favorable to us.

As of October 21, 2011, our available balance of cash was $1,802.15.

To date, the Company has incurred substantial losses, and will require financing for working capital to meet its operating obligations.  We anticipate that we will require financing on an ongoing basis for the foreseeable future.  In the past, the Company has obtained funds from a shareholder through the form of convertible promissory notes.  Management believes this funding will continue, and has also obtained funding from new investors.  Management believes the existing shareholders and the prospective new investors will provide the additional cash needed to meet the Company’s obligations as they become due, and will allow the development of its core of business.  The Company will attempt to raise capital through the sale of equity through private placements once the Company’s common stock is trading on the OTC Bulletin Board or another market.  If the Company cannot find sources of additional financing to fund its working capital needs, the Company will be unable to obtain sufficient capital resources to operate our business.  We cannot assure you that we will be able to access any financing in sufficient amounts or at all when needed. Our inability to obtain sufficient working capital funding will have an immediate material adverse effect upon our financial condition and our business.

The Company currently has no other significant sources of working capital or cash commitments. However, no assurance can be given that the Company will raise sufficient funds from such financing arrangements, or that Company will ever produce sufficient revenues to sustain its operations, or that a market will develop for its common stock for which a significant amount of the Company’s financing is dependent upon.

During the year ended December 31, 2010, the Company had a net increase in cash of $753.  The Company’s principal sources and uses of funds were as follows:

Cash used in operating activities. The Company used $(44,247) in cash for operating activities for the year ended December 31, 2010 as compared to $(12,975) in the prior year ended December 31, 2009.

Cash provided by financing activities. The Company received funds from related parties and investors for operating expenses.

There was no significant impact on the Company’s operations as a result of inflation for the year ended December 31, 2010.

Convertible Promissory Notes

During the year ended December 31, 2010, the Company received four loans in the form of convertible promissory notes from one individual and one corporation in the amounts of $10,000 each for a total of $40,000. During the period ended June 30, 2011, the Company received four loans in the form of convertible promissory notes from two individuals in the amounts of $10,000 each for a total of $40,000.  On July 22, 2011, the Company received an additional loan in the form of a convertible promissory note in the amount of $10,000 from an investor for operating expenses.  On September 7, 2011, the Company received an additional loan in the form of a convertible promissory note in the amount of $10,000 from an investor for operating expenses.  The loans bear interest at 8% per annum on the unpaid balance until paid or until default.  The convertible promissory note may be prepaid in full or in part at any time without penalty or premium.  Partial prepayments shall be applied to installments due in reverse order of their maturity.

The Holders of the convertible promissory notes have the right to convert at any time amounts outstanding under the convertible promissory notes into shares of common stock at a conversion price per share equal to sixty (60%) of the average bid and ask price of the common stock for the previous five (5) trading days or if the common stock has not traded in the last thirty (30) business days, then sixty percent (60%) of the price that the Maker’s common stock was last issued to a non-affiliated investor. The holders may elect payment of the principal of this note, before any repayment of interest.  However, pursuant to the terms of the convertible promissory notes, Mr. Yeung and his affiliates, in the aggregate, may not convert these notes, in whole or in part, if such conversion would result in Mr. Yeung or his affiliates holding more than 4.99% of the outstanding common stock of the Company.

ASC Topic 815 provides applicable guidance to the convertible promissory notes issued by the Company in instances where the number into which a note can be converted is not fixed.  For example, when a note converts at a discount to market based on the stock price on the date of conversion, ASC Topic 815 requires that the embedded conversion option of the convertible promissory notes be bifurcated from the host contract and recorded at their fair value.  In accounting for derivatives under accounting standards, the Company recorded a liability representing the estimated present value of the conversion feature considering the historic volatility of the Company’s stock, and a discount representing the imputed interest associated with the embedded derivative.  The discount is amortized over the life of the convertible promissory notes, which resulted in the recognition of $40,000 in interest expense for the year ended December 31, 2010, and the derivative liability is adjusted periodically according to stock price fluctuations.  At the time of conversion, any remaining derivative liability will be charged to additional paid-in capital.  For purpose of determining the fair market value of the derivative liability, the Company used Black Scholes option valuation model.  The significant assumptions used in the Black Scholes valuation of the derivative are as follows:

Stock price on the valuation date	$0.0020
Conversion price for the loans	$0.0012
Dividend yield	0.00%
Years to Maturity	1
Risk free rate	0.29%
Expected volatility	128.42%

The value of the derivative liability at December 31, 2010 was $46,133.

Loans Payable

As of December 31, 2010 and 2009, the principal balance of the Company’s outstanding loans payable were $110,000 and $110,000, respectively, which bear interest at the rate of 8% per annum, and are due upon demand.  The balance due for the years ended December 31, 2010 and 2009 including all accrued and unpaid interest was $155,440 and $144,868, respectively.  The loans do not contain any type of conversion feature.  The Company intends to retire these loans at a future date through the issuance of shares of common stock at a rate to be agreed upon by both the lenders and the Company at the time the retirement is to be completed.  There was no interest paid during the years ended December 31, 2010 and 2009.

Results of Operations Six Months Ended June 30, 2011 compared to June 30, 2010

Total revenues decreased by $(1,288) to $47,952 for the six months ended June 30, 2011 compared to $49,240 for the prior period ended June 30, 2010. The overall decrease in revenues was due to the economic recession that caused the Company to sell fewer units, but has not resulted in lower prices or an increase in the return of merchandise.

Cost of sales increased by $11,354 to $34,481 for the six months ended June 30, 2011 compared to $23,127 for the prior period ended June 30, 2010.

Gross profits for the six month period ended decreased by $(12,642) to $13,471 compared to $26,113 for the prior period ended June 30, 2010. The decrease is attributed to a reduction in sales due to the economic recession.

Operations, including marketing, selling and general and administrative expenses for the six months ended June 30, 2011 increased by $19,115 to $74,718 compared to $55,603 for the prior period ended June 30, 2010. The increase in operating expenses resulted primarily from an increase in accounting and legal fees incurred in the current period.

Interest expense for the six months ended June 30, 2011 totaled $47,839, an increase of $39,865 over the six months ended June 30, 2010. The increase in interest expense resulted from increased borrowing during the current period plus $38,842 of interest expense as a result of the beneficial conversion feature.

Net loss for the six months ended June 30, 2011 was $(105,009) as compared to a net loss of $(37,794) for the six months ended June 30, 2010.

Liquidity and Capital Resources

At June 30, 2011, we had an accumulated deficit of $(536,451), and we expect to incur additional losses in the foreseeable future. While we have funded our operations since inception through investor and related party loans and through collection of our accounts receivable, there can be no assurance that adequate financing will continue to be available to us and, if available, on terms that are favorable to us.

As of October 21, 2011, our available balance of cash was $1,802.15.

We expect to put our present and anticipated capital resources to expanding our operations.

To date, the Company has incurred substantial losses, and will require financing for working capital to meet its operating obligations.  We anticipate that we will require financing on an ongoing basis for the foreseeable future.  The Company will attempt to raise capital through the sale of equity through private placements once the Company’s common stock is trading on the OTC Bulletin Board or another market.

If the Company cannot find sources of additional financing to fund its working capital needs, the Company will be unable to obtain sufficient capital resources to operate our business. We cannot assure you that we will be able to access any financing in sufficient amounts or at all when needed. Our inability to obtain sufficient working capital funding will have an immediate material adverse effect upon our financial condition and our business.

The Company currently has no other significant sources of working capital or cash commitments. However, no assurance can be given that the Company will raise sufficient funds from such financing arrangements, or that Company will ever produce sufficient revenues to sustain its operations, or that a market will develop for its common stock for which a significant amount of the Company’s financing is dependent upon.

During the six months ended June 30, 2011, the Company had a net decrease in cash of $(17).  The Company’s principal sources and uses of funds were as follows:

Cash used in operating activities. The Company used $(40,017) in cash for operating activities for the six months ended June 30, 2011 as compared to $(24,837) in the prior six months ended June 30, 2010.

Cash provided by financing activities. The Company received proceeds from convertible promissory notes of $40,000.

There was no significant impact on the Company’s operations as a result of inflation for the six months ended June 30, 2010.

Off Balance Sheet Arrangements

During the six months ended June 30, 2011, we did not engage in any material off-balance sheet activities nor have any relationships or arrangements with unconsolidated entities established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities nor do we have any commitment or intent to provide additional funding to any such entities.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States.  Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses.  These estimates and assumptions are affected by management’s application of accounting policies.  We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

Revenue Recognition

We recognize revenue in accordance with the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements”  (“SAB 104”).  We recognize revenue upon delivery, provided that evidence of an arrangement exists, title, and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured.  Shipping terms are typically FOB shipping point, and we bill our customers for shipping and handling and we include such amounts in sales. We accrue for warranty costs, sales returns, and other allowances based on our experience, which tells us we have less than $5,000 per year in warranty returns and allowances.  Generally, we extend credit to our customers and do not require collateral.  We perform ongoing credit evaluations of our customers and historic credit losses have been within our expectations.  We do not make consignment sales, nor inventory sales subject to a “buy back” or return arrangement from customers.  Accordingly, our customers do not presently have a right to return unsold products to us outside of returns for defective product.  Occasionally we offer our customers volume incentives on surfboard travel bags.

a.) Shipping terms in Southern California, we deliver our products directly to our customers. Elsewhere, our products are shipped FOB shipping point. We recognize revenue when products are shipped.

b.) We bill our customers for shipping and handling and we include such amounts in sales.

c.) Our return policy consists of accepting product returns within 30 days of shipment.

d.) Occasionally, we offer volume incentives on surfboard travel bags. Customers who informally agree to purchase 100 surfboard travel bags over the course of a year receive a 7 1/2% discount.

Reserve for Obsolete/Excess Inventory

Inventories are stated at the lower of cost or market.  We regularly review our inventories and, when required, will write down any excess or obsolete inventory based on factors that may impact the realizable value of our inventory including, but not limited to, market demand, regulatory requirements and significant changes in our cost structure.  If ultimate usage varies significantly from expected usage, or other factors arise that are significantly different than those anticipated by management, inventory write-downs or increases in reserves may be required.  No such write-downs have been necessary during the years ended December 31, 2010 and 2009.

Accounts Receivable

The Company extends credit to its customers, who are located primarily in California. Accounts receivable are customer obligations due under normal trade terms. The Company performs continuing credit evaluations of its customers’ financial condition. Management reviews accounts receivable on a regular basis, based on contracted terms and how recently payments have been received to determine if any such amounts will potentially be uncollected. The Company includes any balances that are determined to be uncollectible in its allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off. The balances of the allowance account at December 31, 2010 and 2009 are $3,857 and $1,571, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Significant estimates made in preparing these financial statements include the estimate of useful lives of property and equipment, the deferred tax valuation allowance, and the fair value of stock options. Actual results could differ from those estimates.

Going Concern

The audited financial statements included with this Prospectus have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business.  Accordingly, the audited financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

In order to continue as a going concern, we require additional financing.  There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms.  If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in the preparation of the financial statements.

BUSINESS

Overview of Our Businesses

Vitamin Blue, Inc. designs, manufactures, and distributes surfwear and surfing accessories.  Our Company is focused on becoming a boardsport brand of long-term excellence by its commitment to producing innovative products of quality and athletic performance, and continuing to develop a good reputation with its retailers to deliver on time.  Vitamin Blue, Inc. is an authentic source for unique, functional and diverse surf products.

In pursuing a strategy of building and maintaining a strong foundation at the core surf market level, we have began the important first step in this strategy by distributing product to surfboard manufacturers and surf shops, which they in turn resell to retail customers.  Terms of such sales are thirty (30) from date of delivery.  Current distribution activities include surfboard manufacturers and surf shops.  We intend to leverage this foundation by expanding product offerings and increasing brand penetration into the mainstream. Our product distribution will extend into specialty stores and department stores.  In order to maintain long-term brand awareness Vitamin Blue, Inc. will continue to stay true to its surfing roots as an authentic source for surf products by supporting the core of the sport through sponsorship of athletes, competitions and other grassroots activities, thereby maintaining a strong foundation in the surf industry.

We manufacturer most of our surfing accessories and nearly all of its surfwear in-house.  Only the manufacturing of surfboard bags and the sewing of boardshorts (surf trunks) are outsourced.

The primary focus of Vitamin Blue (the “Company”) is surfwear and surfing accessories. The Company began operations in 1999 and is located in Costa Mesa, Orange County, California, the epicenter of boardsports culture.

Vitamin Blue has launched product lines annually beginning in the summer of 2000.  The Company has concentrated its sales and marketing efforts along the entire coastline of California, into northern Baja California (Mexico), Hawaii and the Eastern coastline.  Initial distribution has centered on surfboard manufacturers and surf shops (the core surf market).

Vitamin Blue’s strategy is to build brand recognition in the core surf market with the aim of enhancing long-term growth potential. The Company intends to leverage the brand by expanding product offerings that appeal to boardsport participants and increasing brand penetration into the mainstream to attract those who affiliate themselves with the action sports lifestyle. Distribution will extend to include specialty stores and department stores. Vitamin Blue will maintain its image by staying true to its surfing roots through the sponsorship of athletes, competitions, and other grassroots activities.

INDUSTRY OVERVIEW

In the United States, surf/skate sales for 2010 exceeded $6.24 billion.  Approximately, twenty-nine percent (29%) of sales ($1.8 billion) occurred in the west coast.  The surf industry had shown substantial growth of 10 percent for the previous five years, according to the 2010 Surf Industry Manufacturers Association (SIMA) Distribution Study.  Sales are expected to grow steadily over the next several years.  Strong market growth can be attributed to a number of factors including the all time high popularity level of outdoor, individual extreme action sports among the general population, and benefits from shifting demographics, as the teenage population will grow faster than the rest of the population.  With over half of the world’s population under 25 years old, it is the largest teen population in history.  In addition, with the overall population pursuing a more physically active lifestyle than ever before, it is not uncommon for an entire family living in or near beach communities to surf together.  This sport has attracted new comers, from young sons and daughters to middle aged fathers and mothers.

Historically, the most frequent buyers of surfwear and surfing accessories were teenage and young adult males.  However, in recent years, the market has expanded to include surfwear for teenage girls, women, children and toddlers.

The first evidence of surfing was in 1500 in Hawaii, when Polynesians arrived.  Surfing became a well-known sport in 1912, when surf Olympian Duke Kahanamoku introduced the activity around the world.  After World War II, surfboards were created from Styrofoam, polyester resin and fiberglass.  The new materials contributed to the growth of the sport.

In the late 1950’s and early 1960’s, surfing grew more popular with television shows like ABC’s Wide World of Sports and movies such as Endless Summer, Gidget and Beach Blanket Bingo.  In recent years, surfing has become one of the fastest growing sports in the United States.

In the beginning, the only surfing accessory available was a surfboard.  Surfing apparel was extremely bulky and made from inflexible material such as canvas.  Early surf manufacturers included Hang Ten, Birdwell Beach Britches, and Kanvas by Katin.  Today’s competitors in the surf industry include Quiksilver (ZQK), Billabong Intl (AU:BBG), Volcom Inc (VLCM), and Hurley a division of Nike (NKE) among others.  Today’s surf companies offer a complete line of casual apparel for every season of the year.  A line of surfing accessory products is also offered.

The surf/skate market in the United States is in excess of $7.2 billion annually.  The industry has taken its casual clothing and innovative surf products across the globe.

Opportunities for growth exist over the next several years due to shifting demographics; the teenage population, the “Generation Y” group, is growing faster than the rest of the population.  With over half the world’s population under 25 years old, it will be the largest teen population in history.  This group is an important demographic to target because it is a major participant in the action sports (i.e., surfing) market and it has influence on fashion trends for older consumers such as Generation X-ers (persons born between 1965 and 1976) and Baby Boomers (1946 through 1964).

COMPANY STRATEGY

Vitamin Blue intends to become a brand of long-term excellence and a leader in the surf industry by offering innovative quality products, exceptional service, timely delivery, aggressive grassroots marketing, word-of-mouth and print advertising.

The key points of the Company’s strategy are:

1)	Continue to Build a Surf Brand of Long-Term Excellence for the Vitamin Blue Name

Vitamin Blue management will present the surf industry with an excellent image by offering superior quality products and customer service.  Branding the Company’s name and image will employ traditional marketing methods such as core consumer magazines, trade magazines, trade shows, promotional goods, and sponsorship of top-performing athletes as well as more aggressive grassroots marketing strategies.

Finally, and most importantly, the Company will create a positive consumer experience by offering surf products known for their functionality, athletic performance, longevity and value.

2)	Concentrate on Five Main Value Chain Elements: Product, Quality, Image, Distribution, and Delivery.

Product.  The main thrust of Vitamin Blue’s strategy will revolve around the fashion, function and performance of their products.  Putting a product on the market that does not perform its function properly can lead to a rapid demise of the company.  Therefore, in order to ensure that all product designs from Vitamin Blue meet the demands for which they are intended, surfers assist in the design of the surfwear and surfing accessory products.

Quality.  From the very beginning, Vitamin Blue has made quality a priority.  The Company does not intend to be a low-cost producer, but rather a leader in quality. These attributes stem directly from the quality that is built into every pair of boardshorts, t-shirt, fleece, surfboard bag, roof rack pads and other items marketed by the Company.

Image.  Effectively, surfing only takes place in coastal communities throughout the world.  Yet, the surfing image can be seen in schools, malls and backyards in every different nook and cranny across North America as well as other places throughout the world.

Vitamin Blue is based on surfing, yet none of its revenue comes from surfboards. Rather, the Company intends to serve both the boardsport participant and those who affiliate themselves with the action sports lifestyle by cultivating the surfer image with its uniquely designed and colorful surfwear.

Distribution.  Vitamin Blue is in the process of cultivating a variety of distribution channels (i.e., Specialty Shops, Department Stores) to make its product available to as many consumers as possible.  Currently, it distributes its product through the core distribution channels, surfboard manufacturers and surf shops.

DISTRIBUTION CHANNELS

Vitamin Blue will cultivate a variety of distribution channels in order to make its products available to a large group of consumers.  However, the Company will steer clear of low-end channels (i.e., mass merchandisers and membership club stores) so as not to diminish the quality and image of the products and brand name.  It is difficult to sell product at full price when consumers can purchase it in discount outlets.

The primary distribution efforts will focus on retail outlets in North America (U.S., Canada, and Mexico).  As the Company continues to successfully grow, future plans are to penetrate Europe with an emphasis on France, United Kingdom, Spain, Italy, and Germany.  Finally, Vitamin Blue will continue to build on the success of its expansion by penetrating parts of other markets such as Japan and Australia.

Delivery.

Vitamin Blue has set itself apart from the crowd by ensuring timely delivery of its products to retailers so they can sell them.  The Company has developed a reputation for on-time delivery that allows it to continue developing existing relationships and to cultivate new business relationships with new distributors.

There are two types of retail outlets that Vitamin Blue presently markets to: surfboard manufacturers and surf shops.

Surfboard Manufacturers

This retail outlet generally consists of single shops, where surfboards are designed, manufactured and marketed.  These shops are located in or near beach communities.  This distribution channel is focused on the central surf market.  They are the genuine source for surfing accessories.  Gaining and maintaining a presence within this group is one of the cornerstones to building long-term brand recognition in the core surf market. Among Vitamin Blue’s business relationships are world-renowned surfboard manufacturers such as Hap Jacobs, Bing Surfboards, Bark Boards and Ron House Shapes, Dewey Weber, Stewart Surfboards, Vitamin Blue distributes surfing accessories through this retail outlet with direct sales to these stores.

Surf Shops

This distribution channel consists of single to multiple retail outlets, located in or near beach communities, focused on the central surf market.  Surf shops are an authentic retail source for complete lines of surfwear and surfing accessory products.  Gaining and maintaining a presence within this segment is also one of the cornerstones to building long-term brand recognition in the core surf market. Business relationships from coast to coast have been established through this distribution channel. Some include Freeline Design (Santa Cruz, California), The Frog House (Newport Beach, California), Infinity Surfboards (Dana Point, California), Legends Surf (Carlsbad, California), Hi-Tech Surf Sports (Maui, Hawaii), Second Wind Sail and Surf (Maui, Hawaii), Hawaiian Island Surf and Sport (Maui, Hawaii) Kennedy Surfboards (Woodland Hills, California), Malibu Surf Shack, (Malibu, California), E.T. Surf (Hermosa Beach, California), Spyder (Hermosa Beach, California), Costa Azul (Laguna Beach, California), Icons of Surf (San Clemente, California), Encinitas Surfboards (Encinitas, California), Nor Easter Surf Shop (Scituate, Massachusetts), Air & Speed Surf Shop (Montauk, New York), Xtreme Surf & Sport (East Northport, New York), and Marsh’s Surf Shop (Atlantic Beach, North Carolina).  Vitamin Blue distributes its complete line of products from surfwear to surfing accessories through this outlet with direct sales to these stores. .

There are two types of retail outlets that Vitamin Blue intends to market to: specialty stores and department stores:

Specialty Stores

Consisting of single, regional and national stores, this type of retail outlet is generally located in or near beach or resort communities, shopping centers and shopping malls.  This distribution channel emphasizes the mainstream market, those who affiliate themselves with the action sports lifestyle.  Make up of this type of retail outlet is primarily tourist/vacation shops, sporting good stores (i.e., Sports Chalet Inc-SPCHB) or regional and national retail stores (i.e., Pacific Sunwear of California-PSUN and Zumiez Inc-ZUMZ).  Vitamin Blue intends to use this type of retail outlet to distribute its surf wear with direct sales to these stores..

Department Stores

This type of retail outlet generally has stores located within shopping malls nationwide. Such stores may include Bloomingdale’s, Macy’s, Saks Fifth Avenue, and Nordstrom.  This distribution channel also concentrates on the mainstream market, those who affiliate themselves with the action sports lifestyle.  Vitamin Blue intends to sell its surfwear through this type of retail outlet with direct sales to these stores. .

Business Strategy

Vitamin Blue is currently executing on its strategy to establish business relationships with surfboard manufacturers and surf shops thereby enabling the company to raise and maintain awareness of the brand. Our objectives are to secure a market presence at this core level and leverage this strong foundation into the mainstream clothing industry through specialty stores and department stores.

To initiate a stronger presence in the industry, Vitamin Blue has relied on aggressive grassroots marketing.  One of the most successful efforts has been performed by the Company’s street teams, which have blanketed coastal community traffic signs with Vitamin Blue stickers, thereby transforming these signs into advertising billboards.  In addition, the Company sponsors a team of up-and-coming professional surfers, numerous surf competitions, beginner surf camps, surf clubs, and high school surf teams.

Surfwear for Men and Women

Product designs are developed to appeal to preferences of active surfers.  Innovative designs, active fabrics, and quality are combined with fashion, functionality and athletic performance.  The Company has distinguished it’s surfwear line with the use of high-quality quick drying fabrics, triple stitching along the seams, Velcro® and Lycra® closing boardshorts (surf trunks), and a unique design feature called the “key safe”. The key safe is a small Velcro® pocket on the back inner waistband of the shorts that provides safe key storage during surfing, wake boarding, swimming, etc.

T-Shirts made of quality 100% heavy cotton are offered.  The shirts are made loose fitting and offered in a variety of colors with various surf graphics depicted.

Pullover hooded fleece made of 80% cotton and 20% polyester is also offered.

Surfing Accessories

Included among these products are:

•	Surfboard Travel Bags, which offer surfboard protection and can be used daily or for long distance surf trips.

•	Surf Gear Travel Bags, which are duffle bags used to carry surfing essentials on surf trips.

•	Surf Backpacks, which are specially, designed wet bag backpacks for wetsuit storage.

•	Roof-Rack Pads, used on existing car roof racks for surfboard protection and security on daily surf outings.

Operations and Manufacturing

Another essential competency for Vitamin Blue is in operations.  Vitamin Blue conducts design, marketing, distribution and nearly all manufacturing in-house for all of its products. Frank D. Ornelas designs all products distributed and manufactured by Vitamin Blue. Vitamin Blue manufacturing activities and capabilities include cutting, sewing and silk-screening.  The sewing of board shorts (surf trunks) and the manufacturing of surfboard bags are the only functions outsourced.  By outsourcing these two product categories Vitamin Blue only engages in its core competencies.  The Company continually improves its processes to excel on the design quality and timely delivery of its products.

Sales and Marketing

The Company’s marketing programs share a coherent vision in promoting its image and products to consumers and wholesale accounts.  Key elements of Vitamin Blue’s public relations and advertising efforts include:

•	Print advertising (i.e., Eastern Surf Magazine, Bliss Magazine)

•	Trade Shows (ASR-Action Sports Retailer and Surf Expo)

•	Industry – Specific events sponsorship (Surf Contests and Surf Camps)

•	Promotional goods

KEY RELATIONSHIPS

The Company believes that establishing, building and maintaining longstanding relationships with surfboard manufacturers and surf shops through innovative quality products and exceptional service are critical to its success in building long-term brand growth.  To strengthen its execution capabilities and increase brand name awareness, Vitamin Blue is actively pursuing strategic business and marketing alliances with select partners.

Competition

We are subject to significant competition that could impact our ability to gain market share, win business and increase the price of our products. We face strong competition from a wide variety of firms, including large, retail box or discount as well as small businesses.

Quicksilver, Inc., (ZQK) a publicly traded company based in Huntington Beach, California, is a manufacturer of surfwear and surfing accessories.  The company’s products are carried in surf shops, specialty stores, department stores and its own Boardriders Club stores throughout the world.  This company is managed and operated by surfers, and generates approximately $2 billion in sales annually.

Billabong Intl, (AU:BGG) publicly trades on the Australian Stock Exchange, however, it is based in Irvine, California.  The company manufactures surfwear and surfing accessories for boys, men, and girls. In 1983, Bob Hurley purchased the licensing rights to market Billabong in North America.  He was instrumental in bringing the company to its current level of success.  In 1999, Mr. Hurley relinquished the license and began his own company, Hurley. Billabong is run by surfers and generates over $1 billion annually in revenue.

Hurley, based in Costa Mesa, California, manufactures surfwear and surfing accessories for boys, men and girls.  The Company is managed and operated by a surfer, Bob Hurley.  In February 2002, Hurley was purchased by Nike, Inc. (NKE). Terms of the transaction were not disclosed.

Volcom Inc., (VLMC) a publicly traded company located in Costa Mesa, California, manufactures young men’s and young women’s clothing and accessories.  The company’s products are carried in boardsports retailers, specialty stores and department stores.  Volcom produces over $300 million in sales annually.  The company was founded by surfers and is managed by surfers.

Vitamin Blue has taken a very assertive stance and has earned an entry position in the surf industry. By currently distributing its products to surfboard manufacturers and surf shops, Vitamin Blue has initiated the steps necessary in building long-term brand awareness. Since 1999 the company has experienced positive sales growth each year, except in the past two years due to the economic recession.

Regulation

None

Employees

As of December 31, 2010, we had several  part-time employees, each working approximately fifteen (15) hours per week and no full time employees, other than our Frank D. Ornelas, the President, Secretary and Chief Executive Officer.  Mr. Ornelas works exclusively for the Company approximately fifty (50) hours per week.

Properties

We sublease our facility on a month-to-month basis.

We believe that our current facilities are suitable and adequate to meet our current needs. We maintain insurance coverage against losses, including fire, casualty and theft, for each of our locations in amounts we believe to be adequate.

Legal Proceedings

The Company is not presently a party to any litigation, nor to the knowledge of management is any litigation threatened against the Company that may materially affect the Company.

MANAGEMENT

Directors, Executive Officers and Corporate Governances

Our board of directors consists of one director.  The following table sets forth certain information with respect to each executive officer and director of Vitamin Blue, Inc. following the distribution:

Name	Age	Position
Frank D. Ornelas Veronica C. Ornelas	51 49	President, Treasurer and Director Vice President and Secretary

Frank Ornelas has served as President and Chief Executive Officer of Vitamin Blue since he founded the Company in 1999.

Veronica C. Ornelas was elected Vice President and Secretary on December 27, 2010.  She has owned and operated Ornelas Graphic Designs, a custom screen printing firm since 1989.

Committees of the Board of Directors

The Board of Directors currently does not have any committees and any such functions are carried out by the Board of Directors.

Audit Committee

The functions of the Audit Committee are currently carried out by our Board of Directors.

Nominating Committee

The Company does not have a standing nominating committee or a committee performing similar functions, as the Board of Directors consists of only one member.  Due to the Company’s size, it finds it difficult to attract individuals who would be willing to accept membership on the Company’s Board of Directors.  Therefore, with only one member of the Board of Directors, the full Board of Directors would participate in nominating candidates to the Board of Directors.  The Company did not have an annual meeting of shareholders in the past fiscal year.

Director Nominees

We do not have a nominating committee.  The Board of Directors, sitting as a Board, selects those individuals to stand for election as members of our Board.  Since the Board of Directors does not include a majority of independent directors, the decision of the Board as to director nominees is made by persons who have an interest in the outcome of the determination.  The Board will consider candidates for directors proposed by security holders, although no formal procedures for submitting candidates have been adopted.  Until otherwise determined, not less than 90 days prior to the next annual Board of Directors’ meeting at which the slate of Board nominees is adopted, the Board accepts written submissions that include the name, address and telephone number of the proposed nominee, along with a brief statement of the candidate’s qualifications to serve as a director and a statement of why the shareholder submitting the name of the proposed nominee believes that the nomination would be in the best interests of shareholders.  If the proposed nominee is not the security holder submitting the name of the candidate, a letter from the candidate agreeing to the submission. Of his or her name for consideration should be provided at the time of submission.  The letter should be accompanied by a Resume supporting the nominee’s qualifications to serve on the Board of Directors, as well as a list of references.

The Board intends to identify director nominees through a combination of referrals, including by management, existing Board members and security holders, where warranted.  Once a candidate has been identified, the Board reviews the individual’s experience and background and may discuss the proposed nominee with the source of the recommendation.  If the Board believes it to be appropriate, Board members may meet with the proposed nominee before making a final determination whether to include the proposed nominee as a member of management’s slate of director nominees submitted to shareholders for election to the Board.

Among the factors that the Board considers when evaluating proposed nominees are their knowledge of and experience in business matters, finance, capital markets and mergers and acquisitions.  The Board may request additional information from the candidate prior to reaching a determination.  The Board is under no obligation to formally respond to all recommendations, although as a matter of practice, it will endeavor to do so.

Code of Ethics

The Board of Directors adopted a Code of Ethics for its chief executive officer and chief financial officer and this Code of Ethics has been filed as Exhibit 14 to Form 10-K for the fiscal year ended December 31, 2010.  The Code of Ethics will be provided to any person without charge, upon request. Requests should be directed to the Investor Relations Department at the Company's corporate headquarters.

Director Compensation and Other Information

Our sole director did not receive compensation for his service as a director since inception May 25, 1999.

We reimburse our Directors for reasonable travel and other expenses incurred in connection with attending meetings of the Board and in performing corporate duties on behalf of the Company.

Executive Compensation

Summary Compensation Table

The following table sets forth compensation information for services rendered by certain of our executive officers in all capacities during the last three completed fiscal years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted, and certain other compensation, if any, whether paid or deferred.  During the years ended December 31, 2010 and 2009, Frank Ornelas, the Company’s Chief Executive Officers’ annual salary was $50,000. During the years ended December 31, 2010 and 2009, the Company paid for various personal expenses on behalf of Mr. Ornelas totaling $21,041 and $21,835, respectively. The unpaid portion of the Mr. Ornelas’ salary of $28,959 and $28,165, respectively, for the years ended December 31, 2010 and 2009 has been reflected as capital contributed in accordance with SAB 55.

Name	Year	Salary	Total Compensation
	($)	($)

Frank D. Ornelas	2010	21,041	21,041	(1)
President,	2009	21,835	21,835	(2)
Treasurer and	2008	21,637	21,637	(3)
Chief Executive
Officer

Veronica C. Ornelas	2010	0	0
Vice President and
Secretary

(1) Contributed services equaled $28,959.
(2) Contributed services equaled $28,165.
(3) Contributed services equaled $28,363.

Aggregate Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End ($) Exercisable/Unexercisable

None	0	0	0	0 / 0

Stock Option Grants

The Company did not issue any stock options for the years ended December 31, 2010 and 2009.

On December 24, 2010, the Board of Directors and the majority of the voting shareholders approved the Vitamin Blue, Inc. 2010 Stock Incentive Plan (the Plan”).  The purpose of the Plan is to (i) provide long-term incentives and rewards to employees, directors, independent contractors or agents ("Eligible Participants") of the Company and its subsidiaries; (ii) assist the Company in attracting and retaining employees, directors, independent contractors or agents with experience and/or ability on a basis competitive with industry practices; and (iii) associate the interests of such employees, directors, independent contractors or agents with those of the Company's stockholders.  The shares that may be delivered or purchased or used for reference purposes under the Plan shall not exceed an aggregate of twenty percent (20%) of the issued and outstanding shares of the Company’s Common Stock, $.0001 value per share, as determined by the Board of Directors from time to time.  Any shares subject to an award which for any reason expires or is terminated unexercised as to such shares shall again be available for issuance under the Plan.

Employment Contracts and Termination or Change of Control Arrangements

We have not entered into any employment agreement or consulting agreement with our officers and sole director.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.  Our directors and executive officers may receive stock options at the discretion of our board of directors in the future.  We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the vent of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.  We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Plan for Compensating Officers and Directors During the Next Twelve Months

We do not have a plan for compensating officers and directors during the next twelve month s.

REPORTS TO SECURITY HOLDERS

We undertake to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.  Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

The public may read and copy any materials filed by us with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  We are an electronic filer.  The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.  The Internet address of the site is http://www.sec.gov.

INCORPORATIOIN BY REFERENCE

In accordance with the requirements of the Securities Exchange Act of 1934, the Company periodically files certain reports and other information with the Securities and Exchange Commission.  The following documents filed with the Commission are hereby incorporated in this Prospectus by reference:

(a)	Our Quarterly Report on Form 10-Q for the periods ended March 31, 2011 and June 30, 2011 filed with the Securities and Exchange Commission.
(b)	Our Annual Report on Form 10-K for the fiscal years ended December 31, 2010 and December 31, 2009 filed with the Securities and Exchange Commission.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post effective amendment which indicates that all remaining securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.  Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus.  We will provide these reports or documents upon written or oral request at no cost to the requester.  Such request should be addressed or made to:

Vitamin Blue, Inc.
1005 West 18th Street
Costa Mesa, CA  92627
(949) 645-4592

The public may read and copy any materials it files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and state the address of that site (http://www.sec.gov).

UNDERTAKINGS

We hereby undertake to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registrant statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that times shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement of prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchase, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant.

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Dealer Prospectus Delivery Obligation

Until ****** (90 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The selling stockholders are offering and selling shares of our common stock only to those persons and in those jurisdictions where these offers and sales are permitted.

You should rely only on the information contained in this prospectus, as amended and supplemented from time to time.  We have not authorized anyone to provide you with information that is different from that contained in this prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery or of any sale of shares.  Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has not been a change in our affairs since the date hereof.

This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable.  This prospectus summarizes information and documents in a manner we believe to be accurate, but we refer you to the actual documents or the agreements we entered into for additional information of what we discuss in this prospectus.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the fiscal year ended December 31, 2008, Veronica Ornelas, Vice President and Secretary of the Company and sister to the President, Frank Ornelas, loaned the Company $3,000 for operating expenses. The Company has imputed interest on this loan at a rate of 9% per annum.

During the years ended December 31, 2010 and 2009, Frank Ornelas, the Company’s Chief Executive Officer, contributed services to the Company valued at $28,959 and $28,165, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Ownership of Common Stock

Name and Position(s)	Title of Class	Common Stock Beneficially Owned	Percentage Ownership (1)

Frank D. Ornelas President, Treasurer	Common Stock	510,000,000	96.9	%(2)
and Chief Executive Officer

Veronica C. Ornelas Vice President and Secretary	Common Stock	75,000	.01	%(2)

All directors and executive Officers as a group (1 persons)	Common Stock	510,075,000	96.9%

(1) Percentage ownership for the Company’s Common Stock is based on 526,525,000 shares of Common Stock outstanding as of November 8, 2011.

(2) Total issued and outstanding equals 526,525,000 common stock shares as of November 8, 2011.

DESCRIPTION OF SECURITIES

At November 8, 2011, our authorized capital stock consists of 900,000,000 shares of common stock, par value $.0001 per share, of which 526,525,000 shares are issued and outstanding and 100,000,000 shares of preferred stock, par value $.0001 per share, of which no shares are issued and outstanding. Our common stock is not traded on any market or recognized exchange.

Common Stock

As of November 8, 2011, there were 526,525,000 shares of common stock outstanding. Holders of common stock are entitled to one vote per share on matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights. Holders of the common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of funds legally available for the payment of dividends, subject to the preferences that apply to any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and after giving effect to the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights and no additional subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Authorized but Unissued Common Stock

Delaware law does not require stockholder approval for any issuance of authorized shares of our common stock.  These additional shares of common stock may be used for a variety of purposes including future offerings to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable our Board of Directors to issue shares of our common stock to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our Board of Directors by merger, tender offer, proxy contest, or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholders approval.  Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances.  The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.  We have no present plans to issue any shares of preferred stock.

Market Information

There is currently no trading market for our common stock.  However, all of the Selling Shareholders listed in this Prospectus have held their shares  in excess of one year and have met the requirements Rule 144 that was promulgated by the SEC pursuant to the Securities Exchange Act of 1933, as amended. Therefore, these Selling Shareholders have been issued certificates that do not bear a restrictive legend  and may be traded freely at any time.

Selling stockholders who are affiliates of the Company are subject to the availability of current public information about the Company and are restricted to the number of shares to be sold does not exceed the greater of:

(1)	one percent of the shares of the Company’s common stock then outstanding which in this case will equal 5,265,250 shares as of the date of their prospectus; or

(2)	the averages weekly trading volume of the Company’s common stock during the four calendar week endings preceding the filing of the notice to the commission on Form 144 with respect to the sale.

Under Rule 144(b)(1), a person who is not one of the subject company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

We are registering 16,450,000 shares of our common stock under the Securities Act of 1933 for sale by the twenty-six (26) securities holders named in this Prospectus.  The affiliates of our company own 510,075,000 shares.  There are currently twenty-eight (28) holders of record of our common stock.

We have not declared any dividends on our common stock since the inception of our company on May 25, 1999.  There is no restriction in our Articles of Incorporation and Bylaws that will limit our ability to pay dividends on our common stock.  However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

Penny Stock Rules

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks”.  “Penny stock” is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure documents in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in this customer’s account.  The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.  Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

STATE SECURITIES-BLUE SKY LAWS

There is no public market for our common stock, and there can be no assurance that any such market will develop in the foreseeable future.  Transfers of our common stock may, also, be restricted under the securities laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws.  Absent compliance with such laws, our common stock may not be traded in such jurisdictions.  Because our common stock registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of our common stock and persons who desire to purchase our common stock in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” laws of any state.  Accordingly, investors may not be able to liquidate our common stock and should be prepared to hold our common stock for an indefinite period of time.

The selling shareholders may contact us directly to ascertain procedures necessary for compliance with Blue Sky laws in the applicable states relating to sellers and purchasers of our common stock.

We intend to apply for listing in a nationally recognized securities manual, which, once published, will provide us with “manual” exemptions in 38 states as indicated in CCH Blue Sky Law Desk Reference at Section 6301 entitled “Standard Manuals Exemptions.”

LIMITATIONS IMPOSED BY REGULATION M

Pursuant to applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of our common stock may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of any such distribution.  In addition, and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders.  We will make copies of this prospectus available to the selling stockholders and inform them of the requirement regarding delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.  We assume no obligation to deliver copies of this prospectus or any related prospectus supplement.

Our common stock is not presently traded.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Island Stock Transfer and its address is 100 Second Avenue South, Suite 7055, St. Petersburg, FL 33701.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, Bylaws and Delaware Law

Delaware Anti-Takeover Statute.  We are subject to Section 203 of the Delaware General Corporation Law. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless the transaction in which the person became an interested stockholder is approved in a manner presented in Section 203 of the Delaware General Corporation Law. Generally, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and employees, owns, or within three years, did own, 15% or more of a corporation’s voting stock.

Our amended and restated certificate of incorporation and bylaws contain provisions described below.

Our certificate of incorporation eliminates the ability of stockholders to fill vacancies on our board of directors and gives the board the exclusive right to fill vacancies.

Our board of directors, without stockholder approval, has authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock, and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

Inspection Rights

Delaware law, also, specifies that shareholders have the right to inspect a corporation’s records.  This right extends to any person who has been a shareholder of record for at least six months immediately preceding such person’s demand.  It also extends to any person holding, or authorized in writing by the holders of, at least 5% of our outstanding shares of common stock.  Shareholders having this right are to be granted inspection rights upon five days’ written notice.  The records subject to this right include official copies of the Certificate of Incorporation, and all amendments thereto; by laws and all amendments thereto; and a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them, respectively.

In lieu of the stock ledger or duplicate stock ledger, Delaware law provides that the corporation may keep a statement setting forth the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where the stock ledger or duplicate stock ledger specified in this section is kept.

Our bylaws provide that our stockholders may call a special meeting only upon the request of the holders of at least a majority of the outstanding common stock entitled to vote.  Our bylaws certificate of incorporation prohibits stockholder action by written consent and requires all stockholder actions to be taken at a meeting of our stockholders.

SHAREHOLDER MATTERS

Certain provisions of Delaware law create rights that might be deemed material to our shareholders.  Other provisions might delay or make more difficult acquisitions of our common stock or changes in our control or might have the effect of preventing changes in our management or make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

Our certificate of incorporation and bylaws provide that our board of directors can amend the bylaws or provisions in the certificate of incorporation.

The above provisions in our third amended and restated certificate of incorporation and are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for a takeover of us that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of us. They may also have the effect of preventing changes in our management.

DISCLOSURE OF COMMISSION POSITION ON INDEMNFICATIN OF SECURITIES ACT LIABILITIIES

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our certificate of incorporation contains provisions relating to the indemnification of director and officers and our by-laws extend such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such persons. We also intend to enter into indemnification agreements with our directors and certain officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth costs and expenses payable by Vitamin Blue, Inc. in connection with the sale of common shares being registered.  All amounts except the SEC filing are estimates.

SEC registration fee	$3.82
Accounting fees and expenses	$12,500.00
Legal fees and expenses	$10,000.00
Total	$22,503.82

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Vitamin Blue, Inc. is incorporated under the laws of the state of Delaware.  Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.  The amended and restated certificate of incorporation of Vitamin Blue, Inc. provides for the indemnification of directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. In addition, as permitted by the Delaware General Corporation Law, the certificate of incorporation of Vitamin Blue, Inc. provides that none of its directors will be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended.   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

We issued 510,000,000 common stock shares to Frank D. Ornelas, President, Secretary and Chief Executive Officer and sole director as founder of the Company.

We issued 75,000 common stock shares to Veronica C. Ornelas in a private placement at $.002 per share for a total of $150.

We issued 16,450,000 shares to the Selling Shareholders listed on Page 19 of this Prospectus at $.002 per share for a total of $32,900.

In the past three years, the Company has sold common stock shares pursuant to the exemption from registration under the Securities Act to the following individuals:

Investor	Date	Shares	Price

Glenn Kennedy	2/5/09	50,000	$.002
Sean C. Weber	2/5/09	100,000	$.002

During the year ended December 31, 2010, the Company received four loans in the form of convertible promissory notes from one individual and one corporation in the amounts of $10,000 each for a total of $40,000. During the period ended June 30, 2011, the Company received four loans in the form of convertible promissory notes from two individuals in the amounts of $10,000 each for a total of $40,000.  On July 22, 2011, the Company received an additional loan in the form of a convertible promissory note in the amount of $10,000 from an investor for operating expenses. On September 7, 2011, the Company received an additional loan in the form of a convertible promissory note in the amount of $10,000 from an investor for operating expenses.  The convertible promissory notes bear interest at 8% per annum on the unpaid balance until paid or until default, at which time both principal and interest are payable, or the loan can be converted into shares of common stock.  The convertible promissory notes may be prepaid in full or in part at any time without penalty or premium. Partial prepayments shall be applied to installments due in reverse order of their maturity.  The holders of the convertible promissory notes have the right to convert at any time amounts outstanding under the convertible promissory notes into shares of common stock at a conversion price per share equal to sixty percent (60%) of the average bid and ask price of the common stock for the previous five (5) trading days or if the common stock has not traded in the last thirty (30) business days, then sixty percent (60%) of the price that the Maker’s common stock was last issued to a non-affiliated investor.  However, pursuant to the terms of the convertible promissory notes, Mr. Yeung and his affiliates, in the aggregate, may not convert these notes, in whole or in part, if such conversion would result in Mr. Yeung or his affiliates holding more than 4.99% of the outstanding common stock of the Company.  The holder may elect payment of the principal of this note, before any repayment of interest..

The Company’s shares were issued and the convertible promissory notes were sold in reliance upon the exemption afforded by §230.504 of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933 (“Securities Act”).  No commissions were paid for the issuance of such shares.   In addition, all subscribers received share certificates bearing a legend stating that such shares may not be resold except pursuant to a valid exemption under the Securities Act.  These restrictions ensure that these shares would not be immediately redistributed into the market and were therefore not part of a “public offering.”

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed with this Registration Statement on Form S-1.

(a)	Exhibits

Exhibit	Description
3.1	Amended and Restated Certificate of Incorporation filed as Exhibit 3.1 to Form 8-A12G filed with the Commission on December 27, 2010, which is incorporated herein by reference.

3.2	Bylaws filed as Exhibit 3.2 to Form 8-A12G filed with the Commission on December 27, 2010, which is incorporated herein by reference.

4.1	Vitamin Blue 2010 Stock Incentive Plan filed as Exhibit 4.1 to Form 8-A12G filed with the Commission on December 27, 2010, which is incorporated herein by reference.

5.1	Opinion of Meritz & Muenz LLP.

10.1	Amended and Restated Convertible Promissory Note dated October 21, 2011 payable to James Yeung filed herein.

10.2	Amended and Restated Convertible Promissory Note dated October 21, 2011 payable to Carlthon Corp. filed herein.

10.3	Amended and Restated Convertible Promissory Note dated October 21, 2011 payable to Casprey Capital Corp. filed herein

10.4	Promissory Note dated February 16, 2005 payable to Chester Massey for the principal sum of $60,000 filed as Exhibit 10.1 to the Form 10-K for the fiscal year ended 2009 and is incorporated herein by reference.

10.5	Promissory Note dated February 16, 2007 payable to Chester Massey for the principal sum of $50,000 filed as Exhibit 10.2 to the Form 10-K for the fiscal year ended 2009 and is incorporated herein by reference.

14	Code of Ethics filed as Exhibit 14 to Form 10-K for the fiscal year ended December 31, 2009, which is incorporated herein by reference

23.1	Consent of HJ Associates & Consultants, LLP, Independent Public Accountants

23.2	Consent of Meritz & Muenz LLP. (Incorporated by reference in Exhibit 5.1)

101.INS	XBRL Instance

101.SCH	XBRL Schema

101.CAL	XBRL Calculation

101.DEF	XBRL Definition

101.LAB	XBRL Label

101.PRE	XBRL Presentation

(b)	Financial Statement Schedules.

(c)	Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

LEGAL MATTERS

Meritz & Muenz LLP., Washington, DC, will pass on the validity of the common stock offered hereby.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC, to register the shares of our common stock being offered by this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services and through the Investor Relations section on our website at http://www.vitaminblue.com as soon as reasonably practical after such material is electronically filed with, or furnished to, the SEC. The other information contained in our website is not a part of this prospectus.

You may also request a copy of our filings at no cost by writing or telephoning us at:

Vitamin Blue, Inc.
1005 West 18th Street
Costa Mesa, CA 92627
Attn: Frank D. Ornelas
(949) 645-4592

Index to financial statements

Page

Financial Statements

Financial Statements for the years ended December 31, 2010 and 2009

Report of Independent Registered Public Accounting Firm	F-1
Balance Sheets	F-2
Statements of Operations	F-3
Statements of Shareholders Deficits	F-4
Statements of Cash Flows	F-5
Notes to Financial Statements	F-6

Unaudited Financial Statements

Financial Statements for the six months ended June 30, 2010 and 2011

Balance Sheets (unaudited)	F-13
Statements of Operations (unaudited)	F-14
Statements of Shareholders Deficit (unaudited)	F-15
Statements of Cash Flows (unaudited)	F-16
Notes to Financial Statements (unaudited)	F-17

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on our behalf by the undersigned, in the City of Costa Mesa, State of California, on November 8, 2011.

Vitamin Blue, Inc.

By:	/s/ Frank D. Ornelas
Name:	Frank D. Ornelas

Title:	President, Secretary and Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Frank D. Ornelas
Name:	Frank D. Ornelas

Title:	President, Secretary and Chief Executive Officer, Chief Financial Officer and Director
Date	November 8, 2011

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Vitamin Blue, Inc.
Costa Mesa, California

We have audited the accompanying balance sheets of Vitamin Blue, Inc. as of December 31, 2010 and 2009, and the related statements of operations, shareholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vitamin Blue, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations.  This raises substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HJ Associates & Consultants, LLP
HJ Associates & Consultants, LLP
Salt Lake City, Utah
May 26, 2011

VITAMIN BLUE, INC.
BALANCE SHEETS

	December 31, 2010	December 31, 2009
ASSETS

CURRENT ASSETS
Cash	$1,830	$1,077
Accounts receivable, net	5,535	8,381
Inventory	15,772	22,703

TOTAL CURRENT ASSETS	23,137	32,161

PROPERTY & EQUIPMENT, at cost
Vehicles	21,811	21,811
Machinery & equipment	1,020	1,020
Office equipment	1,839	1,839
	24,670	24,670
Less accumulated depreciation	(24,548)	(24,432)

NET PROPERTY AND EQUIPMENT	122	238

TOTAL ASSETS	$23,259	$32,399

LIABILITIES AND SHAREHOLDER'S DEFICIT

CURRENT LIABILITIES
Accounts payable	$56,688	$44,185
Accrued expenses	23,769	18,854
Accrued interest, related party	1,134	408
Accrued interest, other	45,440	34,868
Subscriptions payable	33,050	33,050
Derivative liability	46,133	-
Convertible promissory notes	40,000	-
Loans payable	110,000	110,000
Loan payable, related party	8,000	3,000

TOTAL CURRENT LIABILITIES	364,214	244,365

SHAREHOLDERS' DEFICIT

Preferred Stock, $0.0001 par value 100,000,000 authorized preferred shares; none issued or outstanding	-	-
Common Stock, $0.0001 par value; 900,000,000 shares authorized 510,000,000 and 510,000,000 shares issued and outstanding, respectively	51,000	51,000
Additional paid in capital	39,487	10,528
Accumulated deficit	(431,442)	(273,494)

TOTAL SHAREHOLDERS' DEFICIT	(340,955)	(211,966)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$23,259	$32,399

The accompanying notes are an integral part of these financial statements

VITAMIN BLUE, INC.
STATEMENTS OF OPERATIONS
	Year Ended
	December 31, 2010	December 31, 2009

REVENUE	$112,947	$131,817

COST OF SALES	85,581	100,478

GROSS PROFIT	27,366	31,339

OPERATING EXPENSES	122,331	126,468
DEPRECIATION EXPENSE	116	1,369

TOTAL OPERATING EXPENSES	122,447	127,837

LOSS FROM OPERATIONS BEFORE OTHER EXPENSES	(95,081)	(96,498)

OTHER EXPENSES
Penalties	(507)	(467)
Derivative valuation loss	(6,133)	-
Interest expense	(56,227)	(11,512)

TOTAL OTHER EXPENSES	(62,867)	(11,979)

LOSS FROM OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(157,948)	(108,477)
Provision for income taxes	-	-

NET LOSS	$(157,948)	$(108,477)

BASIC AND DILUTED LOSS PER SHARE	$(0.00)	$(0.00)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
BASIC AND DILUTED	510,000,000	510,000,000

The accompanying notes are an integral part of these financial statements

VITAMIN BLUE, INC.
STATEMENTS OF SHAREHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

					Additional
	Preferred Stock		Common stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Defitcit	Total
Balance, December 31, 2008	-	$-	510,000,000	$51,000	$(17,637)	$(165,017)	$(131,654)

Contributed capital	-	-	-	-	28,165	-	28,165

Net Loss for the year ended December 31, 2009	-	-	-	-	-	(108,477)	(108,477)

Balance, December 31, 2009	-	-	510,000,000	51,000	10,528	(273,494)	(211,966)

Contributed capital	-	-	-	-	28,959	-	28,959

Net Loss for the year ended December 31, 2010	-	-	-	-	-	(157,948)	(157,948)

Balance at December 31, 2010	-	$-	510,000,000	$51,000	$39,487	$(431,442)	$(340,955)

The accompanying notes are an integral part of these financial statements

VITAMIN BLUE, INC.
STATEMENTS OF CASH FLOWS
	Year Ended
	December 31, 2010	December 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(157,948)	$(108,477)
Adjustment to reconcile net loss to net cash used in operating activities
Depreciation	116	1,369
Bad debt expense	2,286	1,571
Contributed capital	28,959	28,165
Changes in Assets and Liabilities
(Increase) Decrease in:
Accounts receivable	560	1,022
Inventory	6,931	30,227
Increase (Decrease) in:
Accounts payable	12,503	18,436
Accrued expenses	16,213	14,712
Derivative liability	46,133	-

NET CASH USED IN OPERATING ACTIVITIES	(44,247)	(12,975)

CASH FLOWS FROM INVESTING ACTIVITIES:	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party loans payable	6,000	-
Payments on related party loans payable	(1,000)	-
Proceeds from convertible promissory notes	40,000
Proceeds from subscriptions payable	-	10,300

NET CASH PROVIDED IN FINANCING ACTIVITIES	45,000	10,300

NET INCREASE/(DECREASE) IN CASH	753	(2,675)

CASH, BEGINNING OF YEAR	1,077	3,752

CASH, END OF YEAR	$1,830	$1,077

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$-	$-
Taxes paid	$-	$-

The accompanying notes are an integral part of these financial statements

VITAMIN BLUE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

1.    ORGANIZATION AND LINE OF BUSINESS

Organization

Vitamin Blue, Inc. (the "Company") was incorporated in the state of Delaware on May 25, 1999.  The Company, based in Costa Mesa, California, began operations on June 1, 1999 in designing and selling surfing clothing and accessories

Line of Business

The Company designs, manufactures and distributes surf-wear and accessories.

Going Concern
The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business.  The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern.  The Company does not generate significant revenue, and has negative cash flows from operations, which raise substantial doubt about the Company’s ability to continue as a going concern.  The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusion.  The Company has obtained funds from its shareholder through the period ended December 31, 2010.  Management believes this funding will continue, and has also obtained funding from new investors.  Management believes the existing shareholders and the prospective new investors will provide the additional cash needed to meet the Company’s obligations as they become due, and will allow the development of its core of business.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Vitamin Blue, Inc. is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Accounts receivable
The Company extends credit to its customers, who are located primarily in California.  Accounts receivable are customer obligations due under normal trade terms.  The Company performs continuing credit evaluations of its customers’ financial condition.  Management reviews accounts receivable on a regular basis, based on contracted terms and how recently payments have been received to determine if any such amounts will potentially be uncollected.  The Company includes any balances that are determined to be uncollectible in its allowance for doubtful accounts.  After all attempts to collect a receivable have failed, the receivable is written off.  The balances of the allowance account at December 31, 2010 and 2009 were $3,857 and $1,571, respectively.

Revenue Recognition
We recognize revenue in accordance with the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”).  We recognize revenue upon delivery, provided that evidence of an arrangement exists, title, and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured.   Shipping terms are typically FOB shipping point, and we bill our customers for shipping and handling and we include such amounts in sales.  We accrue for warranty costs, sales returns, and other allowances based on our experience, which tells us we have less than $5,000 per year in warranty returns and allowances. Generally, we extend credit to our customers and do not require collateral.  We perform ongoing credit evaluations of our customers and historic credit losses have been within our expectations. We do not make consignment sales, nor inventory sales subject to a “buy back” or return arrangement from customers.  Accordingly, our customers do not presently have a right to return unsold products to us outside of returns for defective product.  Occasionally we offer our customers volume incentives on surfboard travel bags.

Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements.  Significant estimates made in preparing these financial statements include the estimate of useful lives of property and equipment, the deferred tax valuation allowance, and the fair value of stock options. Actual results could differ from those estimates.

VITAMIN BLUE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment
Property and equipment are stated at cost, and are depreciated using the straight line and modified accelerated cost recovery system (macrs) method over 3-10 years.

Office equipment	SL	5 Years
Warehouse equipment	SL	5 Years
Vehicle	Macrs	5 Years

Depreciation expense for the years ended December 31, 2010 and 2009, was $116 and $1,369, respectively.

Fair Value of Financial Instruments
Fair Value of Financial Instruments, requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. As of December 31, 2010 and 2009, the balances reported for cash, inventory, prepaid expenses, accounts payable, accrued expenses, loans payable, and convertible promissory notes payable approximate the fair value because of their short maturities.

We adopted ASC Topic 820 (originally issued as SFAS 157, “Fair Value Measurements”) as of January 1, 2008 for financial instruments measured as fair value on a recurring basis. ASC Topic 820 defines fair value, established a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 established a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

We measure certain financial instruments at fair value on a recurring basis. Assets and liabilities measured at fair value on a recurring basis are as follows at December 31, 2010:

	Total	(Level 1)	(Level 2)	(Level 3)

Assets	$-	$-	$-	$

Total assets measured at fair value	$-	$-	$-	$

Derivative Liability	$46,133	$-	$-	$

Total liabilities measured at fair value	$46,133	$-	$-	$

Inventory
Inventories are stated at the lower of cost (first-in, first-out basis) or market. As of December 31, 2010 and 2009, inventory consisted of the following items:

	December31,
	2010	2009
Raw materials	$8,077	$9,485
Work in process	-	-
Finished goods	7,380	12,468
Promotional items	315	750
Total	$15,772	$22,703

VITAMIN BLUE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss per Share Calculations
ASC TOPIC 260, Loss per Share dictates the calculation of basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. No shares for employee options or warrants were used in the calculation of the loss per share.  The issuance of common shares for the convertible promissory notes could potentially dilute basic earnings per share. However, they have not been included in the computation since they would have been anti-dilutive. The Company’s diluted loss per share is the same as the basic loss per share for the years ended December 31, 2010 and 2009, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.  A reconciliation of the numerators and denominators used in the computation of loss per share is as follows:

	For the year ended
	December 31,
	2010	2009

(Loss) to common shareholders (Numerator)	$(157,948)	$(108,477)

Basic and diluted weighted average number of common shares outstanding (Denominator)	510,000,000	510,000,000

Income Taxes
The Company uses the liability method of accounting for income taxes.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards.  The measurement of deferred tax assets and liabilities is based on provisions of applicable tax law.  The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, is not expected to be realized.

Concentrations of Business and Credit Risk
The Company operates in a single industry segment.  The Company markets its services to companies and individuals in many industries and geographic locations.  The Company’s operations are subject to intense competition in designing and selling surfing clothing and accessories.

Accounts receivable represent financial instruments with potential credit risk.  The Company typically offers its customers credit terms.  The Company makes periodic evaluations of the credit worthiness of its enterprise customers and other than obtaining deposits pursuant to its policies, it generally does not require collateral.  In the event of nonpayment, the Company has the ability to terminate services.

At December 31, 2010, accounts receivable from three customers represented approximately 23%, 17% and 13%, respectively, of total accounts receivable. At December 31, 2009, accounts receivable from these same customers represented approximately 19%, 16% and 13%, respectively, of total accounts receivable.  There were no other customers who represented greater than 10% of total accounts receivable at December 31, 2010 and 2009.

For the year ended December 31, 2010, the Company had two customers who represented approximately 14% and 11%, respectively, of total revenues.  For the year ended December 31, 2009, the Company had two customers who represented approximately 12% and 11%, respectively, of total revenues.  There were no other customers who represented greater than 10% of total revenues for the years ended December 31, 2010 and 2009.

Recently Issued Accounting Pronouncements

Management reviewed accounting pronouncements issued during the year ended December 31, 2010, and adopted the following pronouncements:

The Company adopted ASC 825 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This statement  establishes standards  for how an issuer  classifies  and measures in its  statement of financial  position certain financial  instruments with  characteristics of both  liabilities  and  equity.   It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. The adoption of this pronouncement did not have a material effect on the financial statements of the Company.

VITAMIN BLUE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements

The Company adopted ASC 815 "Accounting for Certain Hybrid Financial Instruments". This statement narrows the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principal cash flows. It also allows qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative financial instrument.  The adoption of this pronouncement did not have a material effect on the financial statements of the Company.

3.	CAPITAL STOCK

During the year ended December 31, 2010, the Company issued no shares of common stock. As of July, 2009, the founder of the Company approved a one hundred two thousand-for-one stock split of the Company’s issued and outstanding common stock. In accordance with SAB TOPIC 4C, the Company has reported the effects of this stock split retrospectively to the earliest period presented in these financial statements. As of December 31, 2010 there were 510,000,000 shares of common stock issued and outstanding.

4.	RENTAL LEASE

The Company subleases office space on a month-to-month basis. The rent paid for the years ended December 31, 2010 and 2009 was $6,786 and $6,786, respectively.

5.	INCOME TAXES

The Company files income tax returns in the U.S. Federal jurisdiction, and the state of California. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2006.

Deferred income taxes have been provided by temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. To the extent allowed by GAAP, we provide valuation allowances against the deferred tax assets for amounts when the realization is uncertain.

Included in the balance at December 31, 2010, are no tax positions for which the ultimate deductibility is highly certain, but for which there is uncertainty about the timing of such deductibility.  Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

The Company's policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in other expenses. During the years ended December 31, 2010 and 2009, the Company recognized $507 and $467 in penalties related to unpaid payroll taxes, and $998 and $778, respectively, in interest related to these unpaid taxes. These are not considered to be uncertain tax positions because these amounts have not been deducted for tax purposes.

6.	LOANS PAYABLE

The Company received $0 in new loan proceeds for the period ended December 31, 2010. As of December 31, 2010, the principal balance of the Company’s outstanding loans payable were $110,000, which bears interest at the rate of 8% per annum, and are due upon demand. The balance due for the years ended December 31, 2010 and 2009, including all accrued and unpaid interest was $155,440 and $144,868, respectively. The loans do not contain any type of conversion feature. The Company intends to retire these loans at a future date through the issuance of shares of common stock at a rate to be agreed upon by both the lenders and the Company at the time the retirement is to be completed. The interest paid during the years ended December 31, 2010 and 2009 were each $0, respectively.

VITAMIN BLUE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

7.	RELATED PARTY TRANSACTIONS

During the year ended December 31, 2010, Veronica Ornelas the Company’s Vice President and Secretary loaned the Company $6,000 for operating expenses.  The Company also repaid $1,000 in previous loans received from this related party during the year. During the year ended December 31, 2009, the Company received $3,000 in loans from this related party.  As of December 31, 2010 and 2009, the balance of these related party loans payable was $8,000 and $3,000 respectively.  The Company has imputed interest on these loans at the rate of 9% per annum.  As of December 31, 2010 and 2009, the balance of accrued interest payable to this related party was $1,134 and $408, respectively.

During the years ended December 31, 2010 and 2009, Frank Ornelas, the Company’s Chief Executive Officers’  annual salary was $50,000. During the years ended December 31, 2010 and 2009, the Company paid for various personal expenses on behalf of the CEO totaling $21,041 and $21,835, respectively. The unpaid portion of the CEO’s salary of $28,959 and $28,165, respectively, for the years ended December 31, 2010 and 2009 has been reflected as capital contributed in accordance with SAB 5T.

8.	DEFERRED TAX BENEFIT

At December 31, 2010, the Company had net operating loss carry-forwards of approximately $266,000 which begin to expire in the year 2026. No tax benefit has been reported in the December 31, 2010 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 2010 and 2009 due to the following:

	2010	2009

Book loss	$(63,179)	$(43,391)
State income taxes	-	(320)
Meals and entertainment	531	540
Depreciation	-	(8)
Allowance for doubtful accounts	-	628
Accrued payroll taxes	-	6,472
Contributed services	11,584	11,266
Penalties	203	295
Derivative valuation	18,453	-

Valuation Allowance	32,408	24,518

Income tax expense	$-	$-

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the difference between the reported amounts of assets and liabilities and their tax bases.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax liabilities consist of the following components as of December 31, 2010 and 2009:

	2010	2009
Deferred tax assets:
NOL carryover	$106,250	$76,823
Allowance for doubtful accounts	1,543	628
Related party accruals	454	163
Accrued payroll taxes	8,235	6,472

Deferred tax liabilites:
Depreciation	(1)	(14)

Less Valuation Allowance	(116,481)	(84,072)

Net deferred tax asset	$-	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry-forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry-forwards may be limited as to use in future years.

VITAMIN BLUE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

9.	CONVERTIBLE PROMISSORY NOTES

During the year ended December 31, 2010, the Company received four loans in the form of convertible promissory notes from two individuals in the amounts of $10,000 each for a total of $40,000. The loans bear interest at 8% per annum on the unpaid balance until paid or until default. The convertible promissory note may be prepaid in full or in part at any time without penalty or premium. Partial prepayments shall be applied to installments due in reverse order of their maturity.

The Holders of the convertible promissory notes have the right to convert at any time amounts outstanding under the convertible promissory notes into shares of common stock at a conversion price per share equal to sixty (60%) of the average bid and ask price of the common stock for the previous five (5) trading days or if the common stock has not traded in the last thirty (30) business days, then sixty percent (60%) of the price that the Maker’s common stock was last issued to a non-affiliated investor. The holders may elect payment of the principal of this note, before any repayment of interest.

ASC Topic 815 provides guidance applicable to the convertible promissory notes issued by the Company in instances where the number into which a note can be converted is not fixed.  For example, when a note converts at a discount to market based on the stock price on the date of conversion, ASC Topic 815 requires that the embedded conversion option of the convertible promissory notes be bifurcated from the host contract and recorded at their fair value. In accounting for derivatives under accounting standards, the Company recorded a liability representing the estimated present value of the conversion feature considering the historic volatility of the Company’s stock, and a discount representing the imputed interest associated with the embedded derivative. The discount is amortized over the life of the convertible promissory notes,  which resulted in the recognition of $40,000 in interest expense for the year ended December 31, 2010, and the derivative liability is adjusted periodically according to stock price fluctuations. At the time of conversion, any remaining derivative liability will be charged to additional paid-in capital.  For purpose of determining the fair market value of the derivative liability, the Company used Black Scholes option valuation model. The significant assumptions used in the Black Scholes valuation of the derivative are as follows:

Stock price on the valuation date	$0.0020
Conversion price for the loans	$0.0012
Dividend yield	0.00%
Years to Maturity	1
Risk free rate	0.29%
Expected volatility	128.42%

The value of the derivative liability at December 31, 2010 was $46,133.

10.	SUBSCRIPTIONS PAYABLE

During the year ended December 31, 2009, the Company received $10,300 from investors for subscriptions payable to purchase 5,150,000 shares of common stock at $0.002 per share.  The value of these subscriptions, were reflected as a liability due to the length of time that the subscriptions were outstanding prior to the issuance of the stock in settlement of these subscriptions during the first quarter of 2011.  As of December 31, 2010 and 2009, the Company had $33,050 and $33,050, respectively, of subscriptions payable from investors to purchase shares of common stock to be issued at a future date.  The Company issued $16,525,000 shares of common stock in fulfillment of these subscriptions February 28, 2011.

VITAMIN BLUE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

11.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through May 24, 2011, the date the financial statements were issued, according to the requirements of ASC TOPIC 855 and has reported the following:

On February 28, 2011, the Company issued 16,525,000 shares of common stock for subscription payables in the amount of $33,050.

On January 12, 2011, March 1, 2011, and April 12, 2011, the Company received convertible loans in the amount of $10,000 each from an investor for operating expenses.  The loans bear interest at 8% per annum, and the principal and interest are convertible into shares of common stock within one year from the date the funds were received.  The shares of common stock are convertible at a rate of 60% of the average bid and asking price of the common stock for the previous five (5) trading days or if in the common stock has not traded in the last thirty (30) business days, then sixty percent (60%) of the price that the Company’s common stock was last issued to a non-affiliated investor.

VITAMIN BLUE, INC.
BALANCE SHEETS

	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$1,813	$1,830
Accounts receivable, net	10,969	5,535
Inventory	13,030	15,772

TOTAL CURRENT ASSETS	25,812	23,137

PROPERTY & EQUIPMENT, at cost
Vehicles	21,811	21,811
Machinery & equipment	1,020	1,020
Office equipment	1,839	1,839
	24,670	24,670
Less accumulated depreciation	(24,606)	(24,548)

NET PROPERTY AND EQUIPMENT	64	122

TOTAL ASSETS	$25,876	$23,259

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$65,699	$56,688
Accrued expenses	29,056	23,769
Accrued interest, related party	1,494	1,134
Accrued interest, other	52,305	45,440
Subscriptions payable	-	33,050
Derivative liability	80,526	46,133
Convertible promissory notes	80,000	40,000
Loans payable	110,000	110,000
Loan payable, related party	8,000	8,000

TOTAL CURRENT LIABILITIES	427,080	364,214

SHAREHOLDERS' DEFICIT

Preferred Stock, $0.0001 par value 100,000,000 authorized preferred shares; none issued or outstanding	-	-
Common Stock, $0.0001 par value; 900,000,000 shares authorized 526,525,000 and 510,000,000 shares issued and outstanding, respectively	52,653	51,000
Additional paid in capital	82,594	39,487
Accumulated deficit	(536,451)	(431,442)

TOTAL SHAREHOLDERS' DEFICIT	(401,204)	(340,955)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$25,876	$23,259

The accompanying notes are an integral part of these financial statements

VITAMIN BLUE, INC.
STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

REVENUE	$30,089	$29,856	$47,952	$49,240

COST OF SALES	20,806	11,775	34,481	23,127

GROSS PROFIT	9,283	18,081	13,471	26,113

OPERATING EXPENSES	49,649	30,317	74,718	55,603
DEPRECIATION EXPENSE	29	29	58	58

TOTAL OPERATING EXPENSES	49,678	30,346	74,776	55,661

LOSS FROM OPERATIONS BEFORE OTHER EXPENSES	(40,395)	(12,265)	(61,305)	(29,548)

OTHER EXPENSES
Penalties	(174)	(137)	(314)	(272)
Derivative valuation gain	1,871	-	4,449	-
Interest expense	(23,429)	(4,535)	(47,839)	(7,974)

TOTAL OTHER EXPENSES	(21,732)	(4,672)	(43,704)	(8,246)

LOSS FROM OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(62,127)	(16,937)	(105,009)	(37,794)
Provision for income taxes	-	-	-	-

NET LOSS	$(62,127)	$(16,937)	$(105,009)	$(37,794)

BASIC AND DILUTED LOSS PER SHARE	$(0.00)	$(0.00)	$(0.00)	$(0.00)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
BASIC AND DILUTED	526,525,000	510,000,000	521,229,696	510,000,000

The accompanying notes are an integral part of these financial statements

VITAMIN BLUE, INC.
STATEMENTS OF SHAREHOLDERS' DEFICIT
FOR THE SIX MONTHS ENDED JUNE 30, 2011

					Additional
	Preferred Stock		Common stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Defitcit	Total
Balance at December 31, 2010	-	$-	510,000,000	$51,000	$39,487	$(431,442)	$(340,955)

Issuance of shares of common stock for subscriptions payable (unaudited)	-	-	16,525,000	1,653	31,397	-	33,050

Contributed capital (unaudited)	-	-	-	-	11,710	-	11,710

Net Loss for the six months ended June 30, 2011 (unaudited)	-	-	-	-	-	(105,009)	(105,009)

Balance at June 30, 2011 (unaudited)	-	$-	526,525,000	$52,653	$82,594	$(536,451)	$(401,204)

The accompanying notes are an integral part of these financial statements

VITAMIN BLUE, INC.
STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30, 2011	June 30, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(105,009)	$(37,794)
Adjustment to reconcile net loss to net cash used in operating activities
Depreciation	58	58
Bad debt expense	(382)	-
Contributed capital	11,710	14,807
Changes in Assets and Liabilities
(Increase) Decrease in:
Accounts receivable	(5,052)	(1,065)
Inventory	2,742	(12,876)
Increase (Decrease) in:
Accounts payable	9,011	4,509
Accrued expenses	12,512	7,524
Derivative liability	34,393	-

NET CASH USED IN OPERATING ACTIVITIES	(40,017)	(24,837)

CASH FLOWS FROM INVESTING ACTIVITIES:	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party loans payable	-	5,000
Proceeds from investor loans payable	-	20,000
Proceeds from convertible promissory notes	40,000

NET CASH PROVIDED IN FINANCING ACTIVITIES	40,000	25,000

NET INCREASE/(DECREASE) IN CASH	(17)	163

CASH, BEGINNING OF PERIOD	1,830	1,077

CASH, END OF PERIOD	$1,813	$1,240

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$-	$-
Taxes paid	$-	$-

NON-CASH FINANCING AND INVESTING ACTIVITIES:
During the six months ended June 30, 2011, the Company issued 16,525,000 shares of common stock in settlement of $33,050 in subscriptions payable.

The accompanying notes are an integral part of these financial statements

VITAMIN BLUE, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2011

1.      BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all normal recurring adjustments considered necessary for a fair presentation have been included.  Operating results for the six months ended June 30, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011. For further information refer to the financial statements and footnotes for the year ended December 31, 2010.

Going Concern
The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business.  The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern.  The Company does not generate significant revenue, and has negative cash flows from operations, which raise substantial doubt about the Company’s ability to continue as a going concern.  The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusion.  The Company has obtained funds from its shareholder through the period ended June 30, 2011. Management believes this funding will continue, and has also obtained funding from new investors.  Management believes the existing shareholders and the prospective new investors will provide the additional cash needed to meet the Company’s obligations as they become due, and will allow the development of its core of business.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Vitamin Blue, Inc. is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Accounts receivable
The Company extends credit to its customers, who are located primarily in California.  Accounts receivable are customer obligations due under normal trade terms.  The Company performs continuing credit evaluations of its customers’ financial condition.  Management reviews accounts receivable on a regular basis, based on contracted terms and how recently payments have been received to determine if any such amounts will potentially be uncollected.The Company includes any balances that are determined to be uncollectible in its allowance for doubtful accounts.  After all attempts to collect a receivable have failed, the receivable is written off.  The balances of the allowance account at June 30, 2011 and 2010 is $3,475 and $1,572, respectively.

Revenue Recognition
We recognize revenue in accordance with the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”).  We recognize revenue upon delivery, provided that evidence of an arrangement exists, title, and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured.  Shipping terms are typically FOB shipping point, and we bill our customers for shipping and handling and we include such amounts in sales.  We accrue for warranty costs, sales returns, and other allowances based on our experience, which tells us we have less than $5,000 per year in warranty returns and allowances. Generally, we extend credit to our customers and do not require collateral.  We perform ongoing credit evaluations of our customers and historic credit losses have been within our expectations. We do not make consignment sales, nor inventory sales subject to a “buy back” or return arrangement from customers.  Accordingly, our customers do not presently have a right to return unsold products to us outside of returns for defective product.  Occasionally we offer our customers volume incentives on surfboard travel bags.

Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments
Fair Value of Financial Instruments, requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. As of December 31, 2010 and 2009, the balances reported for cash, inventory, prepaid expenses, accounts payable, accrued expenses, loans payable, and convertible promissory notes payable approximate the fair value because of their short maturities.

We adopted ASC Topic 820 (originally issued as SFAS 157, “Fair Value Measurements”) as of January 1, 2008 for financial instruments measured as fair value on a recurring basis. ASC Topic 820 defines fair value.

VITAMIN BLUE, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2011

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments (Continued)
established a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 established a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

We measure certain financial instruments, measured at fair value on a recurring basis are as follows at June 30, 2011:
	Total	(Level 1)	(Level 2)	(Level 3)

Assets	$-	$-	$-	$-

Total assets measured at fair value	$-	$-	$-	$-

Derivative Liability	$80,526	$-	$-	$80,526

Total liabilities measured at fair value	$80,526	$-	$-	$80,526

Recently Issued Accounting Pronouncements
Management reviewed accounting pronouncements issued during the six months ended June 30, 2011, and no new pronouncements were adopted during the period.

3.	CAPITAL STOCK

During the six months ended June 30, 2011, the Company issued 16,525,000 shares of common stock at a price of $0.002 per share for subscription payables.

VITAMIN BLUE, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2011

4.	LOANS PAYABLE

The Company received $0 in new loan proceeds for the period ended June 30, 2011. As of June 30, 2011, the principal balance of the Company’s outstanding loans payable were $110,000, which bears interest at the rate of 8% per annum, and are due upon demand. The balance due for the period ended June 30, 2011 including all accrued and unpaid interest was $162,305. The loans do not contain any type of conversion feature. The Company intends to retire these loans at a future date through the issuance of shares of common stock at a rate to be agreed upon by both the lenders and the Company at the time the retirement is to be completed. There was no interest paid during the period ended June 30, 2011.

5.	RELATED PARTY

As of June 30, 2011, the Company has loans outstanding from Veronica Ornelas the sister of the corporate president in the amount of $8,000. The Company has imputed interest on these loans at the rate of 9% per annum.  As of June 30, 2011, the balance of accrued interest payable to this related party was $1,494. During the period ended June 30, 2011, the Company paid for various personal expenses on behalf of Frank Ornelas, the Company’s Chief Executive Officer totaling $13,290. The unpaid portion of the CEO’s salary of $11,710, for the period ended June 30, 2011 has been reflected as capital contributed in accordance with SAB 55.

6.	CONVERTITBLE PROMISSORY NOTES

As of June 30, 2011, the Company received eight loans in the form of convertible promissory notes from three individuals in the amounts of $10,000 each for a total of $80,000. The loans bear interest at 8% per annum on the unpaid balance until paid or until default. The convertible promissory note may be prepaid in full or in part at any time without penalty or premium. Partial prepayments shall be applied to installments due in reverse order of their maturity.

The Holders of the convertible promissory notes have the right to convert at any time amounts outstanding under the convertible promissory notes into shares of common stock at a conversion price per share equal to sixty (60%) of the average bid and ask price of the common stock for the previous five (5) trading days or if the common stock has not traded in the last thirty (30) business days, then sixty percent (60%) of the price that the Maker’s common stock was last issued to a non-affiliated investor. The holders may elect payment of the principal of this note, before any repayment of interest.

ASC Topic 815 provides applicable guidance to the convertible promissory notes issued by the Company in instances where the number into which a note can be converted is not fixed.  For example, when a note converts at a discount to market based on the stock price on the date of conversion, ASC Topic 815 requires that the embedded conversion option of the convertible promissory notes be bifurcated from the host contract and recorded at their fair value. In accounting for derivatives under accounting standards, the Company recorded a liability representing the estimated present value of the conversion feature considering the historic volatility of the Company’s stock, and a discount representing the imputed interest associated with the embedded derivative. The discount is amortized over the life of the convertible promissory notes,  which resulted in the recognition of $40,000 in interest expense for the year ended December 31, 2010, and the derivative liability is adjusted periodically according to stock price fluctuations. At the time of conversion, any remaining derivative liability will be charged to additional paid-in capital.  For purpose of determining the fair market value of the derivative liability, the Company used Black Scholes option valuation model. The significant assumptions used in the Black Scholes valuation of the derivative are as follows:

Stock price on the valuation date	$0.0020
Conversion price for the loans	$0.0012
Dividend yield	0.00%
Years to Maturity	1
Risk free rate	0.29%
Expected volatility	128.42%

The value of the derivative liability at June 30, 2011 was $80,526.

7.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through August 15, 2011, the date the financial statement were issued, according to the requirements of ASC TOPIC 855 and has reported the following:

On July 22, 2011, the Company received an additional loan in the amount of $10,000 from an investor for operating expenses. The loan bears interest at 8% per annum, and the principal and interest is convertible into shares of common stock within one year from the date the funds were received. The shares of common stock are convertible at a rate of 60% of the average bid and asking price of the common stock for the previous five (5) trading days or if in the common stock has not traded in the last thirty (30) business days, then sixty percent (60%) of the price that the Company’s common stock was last issued to a non-affiliated investor.